As  filed  with  the  Securities  and  Exchange Commission on October 5, 2004
                                                    Registration  No.
                                                                     -----------



                                  UNITED STATES
                       SECURITIES AND EXCHANGE COMMISSION
                              WASHINGTON, DC 20549

                                    FORM SB-2

             REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

                          MT ULTIMATE HEALTHCARE CORP.
             (Exact name of Registrant as specified in its charter)

           NEVADA                         8082                  88-0477056
(State or other jurisdiction  (Primary Standard Industrial   (I.R.S. Employer
    of incorporation or      Classification Code Number)  Identification Number)
      organization)

                                                        MACDONALD  TUDEME
     MT  ULTIMATE  HEALTHCARE  CORP.             MT  ULTIMATE  HEALTHCARE  CORP.
     45  MAIN  STREET,  SUITE  617               45  MAIN  STREET,  SUITE  617
     BROOKLYN,  NEW  YORK  11201                   BROOKLYN,  NEW  YORK  11201
           (718)  943-3400                               (718)  943-3400
  (Address,  and  telephone number           (Name, address and telephone number
  of  principal  executive  offices)               of  agent  for  service)


                                   Copies to:
                                  DAVID M. LOEV
                                ATTORNEY AT LAW
                         2777 ALLEN PARKWAY, SUITE 1000
                              HOUSTON, TEXAS 77019
                                 (713) 524-4110

     Approximate date of commencement of proposed sale to the public: As soon as practicable after this Registration Statement becomes effective.

     If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act, check the following box. [X]

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If this Form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

     If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]



                                    CALCULATION  OF  REGISTRATION  FEE



TITLE OF EACH CLASS OF            PROPOSED MAXIMUM    PROPOSED MAXIMUM        AMOUNT OF
SECURITIES TO BE                    AMOUNT TO BE       OFFERING PRICE    AGGREGATE OFFERING   REGISTRATION
REGISTERED                          REGISTERED(1)     PER SECURITY(2)           PRICE              FEE
--------------------------------  -----------------  ------------------  -------------------  -------------
Common Stock, $.001 par value(3)         12,389,380  $            0.345  $         4,274,336  $      541.56
--------------------------------  -----------------  ------------------  -------------------  -------------
Common Stock, $.001 par value(4)          1,400,000  $            0.345  $           483,000  $       61.20
--------------------------------  -----------------  ------------------  -------------------  -------------
TOTAL                                    13,789,380                       $        4,757,336  $      602.76
--------------------------------  -----------------  ------------------  -------------------  -------------

(1) In addition to the shares of Common Stock set forth in the table, the amount to be registered also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or otherwise pursuant to the Notes and exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions in accordance with Rule 416.

(2) Estimated solely for purposes of calculating the registration fee in accordance with Rule 457(c) under the Securities Act of 1933, using the average of the bid and asked price as reported on the Over-the-Counter Bulletin Board on October 1, 2004.

(3) Represents 200% of the shares issuable upon conversion of the Notes at $0.113 per share as of October 4, 2004.

                      ------------------------------------

     The registrant hereby amends this registration statement on such date or dates as may be necessary to delay its effective date until the registrant shall file a further amendment which specifically states that this registration statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the registration statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

PRELIMINARY  PROSPECTUS  SUBJECT  TO  COMPLETION,  DATED  OCTOBER 5,  2004

                          MT ULTIMATE HEALTHCARE CORP.

                        13,789,380 SHARES OF COMMON STOCK

     This prospectus (the "Prospectus") relates to the resale by the Selling Security Holders of up to 13,789,380 shares of the common stock, $.001 par value per share (the "Common Stock") of MT Ultimate Healthcare Corp. (the "Company"). On August 31, 2004 ("Closing"), the Company entered into a Securities Purchase Agreement (the "Agreement") with AJW Partners, LLC ("Partners"), AJW Offshore, Ltd. ("Offshore"), AJW Qualified Partners, LLC ("Qualified"), and New Millennium Capital Partners II, LLC ("New Millennium") to purchase callable secured convertible notes having an aggregate principal amount of $700,000, a 10% annual interest rate payable quarterly, a term of two (2) years, and a conversion price, as of October 5, 2004 (the "Filing Date"), of $0.113 per share (the "Convertible Notes" or "Notes"). Partners, Offshore, Qualified and New Millennium are collectively referred to herein as the "Selling Security Holders." The Agreement also provides for the issuance of warrants to purchase up to an aggregate of 700,000 shares of Common Stock, with an exercise price of $0.45 per share (the "Warrants"). The shares of Common Stock being offered for resale in this Prospectus consist of 200% of the shares of Common Stock issuable upon conversion of the Convertible Notes (or 12,389,380 shares as of the Filing
Date), and 200% of the shares of Common Stock issuable upon the exercise of the Warrants (or 1,400,000 shares). We will not receive any proceeds from the resale of our Common Stock issuable upon conversion of the Notes or exercise of the Warrants. We will, however, receive proceeds from the sale of the Convertible Notes and exercise of the Warrants. As of the date of this Prospectus, we have sold $500,000 of the Convertible Notes. We have agreed to sell an additional $200,000 of Convertible Notes upon the effectiveness of the registration statement to which this Prospectus is a part. The sale of the additional Convertible Notes is subject to our satisfaction of certain conditions described in the section entitled "RISK FACTORS".

     The Common Stock is quoted on the Nasdaq OTC Bulletin Board (the "OTCBB") under the trading symbol "MTHC". The last reported sale price of our Common Stock on the OTCBB as of October 1, 2004 was $0.29 per share.

AN INVESTMENT IN THESE SECURITIES INVOLVES A HIGH DEGREE OF RISK. YOU SHOULD PURCHASE THESE SECURITIES ONLY IF YOU CAN AFFORD TO LOSE YOUR ENTIRE INVESTMENT. WE URGE YOU TO READ THE "RISK FACTORS" SECTION BEGINNING ON PAGE 7 ALONG WITH THE REST OF THIS PROSPECTUS BEFORE YOU MAKE YOUR INVESTMENT DECISION.

NEITHER THE COMMISSION NOR ANY STATE SECURITIES COMMISSION HAS APPROVED OR DISAPPROVED OF THESE SECURITIES, OR DETERMINED IF THIS PROSPECTUS IS TRUTHFUL OR COMPLETE. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

THE INFORMATION IN THIS PROSPECTUS IS NOT COMPLETE AND MAY BE CHANGED. THE SELLING SECURITY HOLDERS MAY NOT SELL THESE SECURITIES UNTIL THE REGISTRATION STATEMENT FILED WITH THE COMMISSION IS EFFECTIVE. THIS PROSPECTUS IS NOT AN OFFER TO SELL THESE SECURITIES AND IT IS NOT SOLICITING AN OFFER TO BUY THESE SECURITIES IN ANY STATE WHERE THE OFFER OR SALE IS NOT PERMITTED.


                The date of this Prospectus is October 5, 2004

                                TABLE OF CONTENTS
                                -----------------
                                                                            PAGE
                                                                            ----

About  This  Prospectus                                                       5
Prospectus  Summary                                                           5
Summary  Financial  Data                                                      7
Risk  Factors                                                                 7
Forward  Looking  Statements                                                 14
Use  of  Proceeds                                                            14
Dividend  Policy                                                             15
Selling  Security  Holders                                                   15
Plan  of  Distribution                                                       17
Legal  Proceedings                                                           18
Directors,  Executive  Officers,  Promoters  and  Control  Persons           18
Security  Ownership  of  Certain  Beneficial  Owners  and  Management        19
Description  of  Securities                                                  20
Legal  Matters                                                               21
Experts                                                                      21
Disclosure of Commission Position of Indemnification for Securities
  Act Liabilities                                                            22
Description  of  Business                                                    22
Management's  Discussion  and  Analysis                                      25
Description  of  Property                                                    31
Certain  Relationships  and  Related  Transactions                           31
Market  for  Common  equity  and  Related  Stockholders  Matters             31
Executive  Compensation                                                      32
Financial  Statements                                                        F-1
Changes in and Disagreements with Accountants on Accounting and Financial
  Disclosure                                                                 33
PART II.  Information Not Required in Prospectus                             33

                              ABOUT THIS PROSPECTUS
                              ---------------------

     You should only rely on the information contained in this Prospectus. We have not authorized anyone to provide you with information different from that contained in this Prospectus. The Selling Security Holders are offering to sell, and seeking offers to buy, shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this Prospectus is accurate only as of the date of this Prospectus, regardless of the time of delivery of this Prospectus or of any sale of common stock.

     This summary highlights selected information contained elsewhere in this Prospectus. To understand this offering fully, you should read this entire Prospectus carefully, including the section entitled "RISK FACTORS" and the section entitled "FINANCIAL STATEMENTS".

     All references to "we," "our," or "us," refer to MT Ultimate Healthcare Corp., a Nevada corporation, and its wholly-owned subsidiaries M.T. Marketing Int. Corp. and B.P. Senior Care Inc. unless specifically stated otherwise.


                               PROSPECTUS SUMMARY
                               ------------------

     The following summary is qualified in its entirety by the detailed information appearing elsewhere in this Prospectus. The securities offered hereby are speculative and involve a high degree of risk. See "Risk Factors."

THE COMPANY

     MT Ultimate Healthcare Corp. (the "Company") was originally incorporated in Nevada under the name JavaJuice.net ("JavaJuice") on September 13, 2000. The Company's business plan was to engage in the operation of an Internet Cafe, in Reno, Nevada. Prior to entering into an Exchange Agreement, discussed below, and the consummation of the transactions thereunder, the Company was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7.

     On August 8, 2003, JavaJuice, M.T. Marketing Int. Corp., a Nevada corporation ("MT"), and the former MT shareholders entered into an Exchange Agreement (the "Exchange" or "Acquisition") whereby MT became a wholly-owned subsidiary of the Company. In addition, MacDonald Tudeme, the Company's Chief Executive Officer, a director of the Company, and a former MT shareholder, entered into a stock purchase agreement with the Company's former officer and director, Laura Mazany. As a result of these transactions, control of the Company shifted to the former MT shareholders. JavaJuice was considered a "shell" at the time of the Acquisition; therefore, the transaction was treated as a reverse merger.

     In September 2003, the Company completed an 80 to 1 forward stock split followed by a 1 to 4 reverse stock split. The stock splits are collectively referred to herein as the "Stock Splits." The effects of the Stock Splits have been retroactively reflected in this Prospectus unless otherwise stated.

     In July 2004, the Company acquired all of the issued and outstanding common stock of B.P. Senior Care, Inc., a New Jersey corporation ("BP") from BP's sole shareholder in exchange for 200,000 shares of the Company's Common Stock. As additional consideration, the Company agreed to pay BP's sold shareholder an aggregate of $150,000 cash payable as follows: a) $25,000 upon closing the transaction; and b) $125,000 payable at the beginning of the month in equal monthly installments of $4,808 over a twenty-five month period beginning June 2004, and a final payment of $4,800 at the beginning of the twenty-sixth month following June 2004. BP provides 24-hour healthcare services to senior citizens in the New Jersey metropolitan area.

     In October 2004, the Company entered into an Agreement and Plan of Acquisition and Merger ("Agreement") to acquire Abundant Nursing, Inc., a Pennsylvania corporation ("Abundant") in exchange for $150,000 paid at closing and a five-year promissory note in the principal amount of $295,000 that accrues interest at a rate of seven percent (7%) per annum. Abundant may be merged with and into the Company after the Company has fully-paid all amounts due under the Agreement. Until such time as the Company pays the full consideration pursuant to the Agreement, Abundant will be operated by the Company as a stand alone subsidiary. Abundant is located in Mount Joy, Pennsylvania and provides staffing in the central area of Pennsylvania and the Lancaster area.

     The Company, through its wholly-owned Nevada subsidiary, MT, operates a payroll nurse staffing and homecare business. The Company provides healthcare professionals such as Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses and Registered Nurses to hospitals, nursing homes, licensed home care services agencies ("LHCSAs"), other health-related businesses, and to the homes of the elderly, sick and incapacitated. In January 2004, the Company received a license from the State of New York, Department of Health, effective December 9, 2003, to operate as a LHCSA in the five boroughs of New York City:
The Bronx, Brooklyn, Manhattan, Queens and Staten Island, as well as in Nassau County. As a result of a change in business focus due to the acquisition of MT,
the Company changed its name to MT Ultimate Healthcare Corp.    The Company also
operates a 24-hour healthcare services business for senior citizens through its wholly-owned New Jersey subsidiary, BP. Hereinafter, a reference to the Company includes a reference to MT and BP unless otherwise provided.

Our principal executive offices are located at 45 Main Street, Suite 617, Brooklyn, New York 11201. Our telephone number is (718) 943-3400 and our fax number is (718) 243-2124.

THE OFFERING

Common Stock offered by Selling
Security Holders                             Up to 13,789,380 shares of Common
                                             Stock including i) up to 12,389,380
                                             shares (or 200% of the shares)
                                             issuable upon conversion of the
                                             Convertible Notes with an aggregate
                                             principal amount of $700,000 at a
                                             conversion price of $0.113 per
                                             share as of the Filing Date; and
                                             ii) up to 1,400,000 shares (or 200%
                                             of the shares) issuable upon the
                                             exercise of Warrants at an exercise
                                             price of $0.45 per share.

Common Stock Outstanding Before
the Offering                                 53,560,040 shares

Common Stock Outstanding After the Offering
  (assuming full conversion of the
   Convertible Notes as of the Filing
   Date, additional shares being Registered
  for accrued interest and other charges,
  and no exercise of the Warrants)           up to 65,949,420 shares

Use of Proceeds                              This Prospectus relates to shares
                                             of Common Stock that may be offered
                                             and sold from time to time by the
                                             Selling Security Holders. We will
                                             not receive any proceeds from the
                                             resale of our Common Stock. We
                                             will, however, receive proceeds
                                             from the exercise of the Warrants.

Market for our Common Stock                  Our Common Stock is quoted on the
                                             OTCBB under the trading symbol
                                             "MTHC". The market for our Common
                                             Stock is highly volatile as
                                             discussed in more detail, below,
                                             under the heading "RISK FACTORS".
                                             We can provide no assurance that
                                             there will be a market in the
                                             future for our Common Stock.

                             SUMMARY FINANCIAL DATA
                             ----------------------

     We derived the summary financial information from our financial statements appearing in the section in this Prospectus entitled "FINANCIAL STATEMENTS". You should read this summary financial information in conjunction with the section entitled "MANAGEMENT'S DISCUSSION AND ANALYSIS", our financial statements and related notes to the financial statements.


                                         Year Ended      Six Months Ended
                                     December 31, 2003    June 30, 2004
                                    -------------------  ---------------
                                              (Audited)      (Unaudited)

Gross Profit                        $          266,365   $      216,722
Total expenses                                 363,325          698,782
                                    -------------------  ---------------
Net Income (loss) from operations   $          (96,960)  $     (482,060)

Tax provisions                                       -                -
                                    -------------------  ---------------
Net Income (Loss)                   $          (96,960)  $     (482,060)

Earnings (loss) per share           $            (0.00)  $        (0.01)


Total Assets                        $          403,823   $      497,950
Total Liabilities                   $          268,318   $      455,361
Shareholders' equity                $          135,505   $       42,589


                                  RISK FACTORS
                                  ------------

     This Prospectus contains certain forward-looking statements. Actual results could differ materially from those projected in the forward-looking statements as a result of certain of the risk factors set forth below. The shares of Common Stock being offered hereby involve a high degree of risk. Prospective investors should consider the following risk factors inherent in and affecting the business of the Company and an investment in the shares of Common Stock.

RISKS  RELATING  TO  THE  SECURITIES  TO  WHICH  THIS  PROSPECTUS  RELATES

THE ISSUANCE AND SALE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE
------------------------------------------------------------------------------
WARRANTS MAY DEPRESS THE MARKET PRICE OF OUR COMMON STOCK.
----------------------------------------------------------

     As of the Filing Date, we had 53,560,040 shares of Common Stock issued and outstanding. We are registering in this Prospectus 13,789,380 shares of Common Stock consisting of 12,389,380 shares of Common Stock issuable upon conversion of $700,000 of Convertible Notes, and 1,400,000 shares of Common Stock issuable upon exercise of the Warrants. As sequential conversions and sales take place, the price of our Common Stock may decline and if so, the holders of the Convertible Notes would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, to the detriment of the investors in this Offering. All of the shares issuable upon conversion of the Notes and upon exercise of our Warrants, may be sold without restriction. The sale of these shares may adversely affect the market price of our Common Stock.

THE ISSUANCE AND SALE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE
------------------------------------------------------------------------------
WARRANTS REPRESENT OVERHANG.
----------------------------

     In addition, the Common Stock issuable upon conversion of the Convertible Notes and exercise of the Warrants may represent overhang that may also adversely affect the market price of our Common Stock. The Convertible Notes may be converted at a conversion price of $0.113 per share, as of the Filing Date. The Warrants may be exercised at a price of $0.45 per share. As of October 1, 2004, the market price for one share of our Common Stock was $0.29. The Convertible Notes and Warrants may be converted into Common Stock at a discount to the market price providing holders with the ability to sell their Common Stock at or below market and still make a profit. In the event of such overhang, holders will have an incentive to sell their Common Stock as quickly as possible to ensure as much profit as possible in case the stock price falls. If the share volume cannot absorb the discounted shares, the market price per share of our Common Stock will likely decrease.

THE ISSUANCE OF COMMON STOCK UNDERLYING THE CONVERTIBLE NOTES AND THE WARRANTS
------------------------------------------------------------------------------
MAY CAUSE IMMEDIATE AND SUBSTANTIAL DILUTION.
---------------------------------------------

     The issuance of Common Stock upon conversion of the Convertible Notes and exercise of the Warrants may result in immediate and substantial dilution to the interests of other stockholders since the Selling Security Holders may ultimately receive and sell the full amount issuable on conversion or exercise. Although the Selling Security Holders may not convert their Convertible Notes and/or exercise their Warrants if such conversion or exercise would cause them to own more than 4.9% of our outstanding Common Stock, this restriction does not prevent the Selling Security Holders from converting and/or exercising some of their holdings and then converting the rest of their holdings. In this way, the Selling Security Holders could sell more than this limit while never holding more than this limit.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES
-----------------------------------------------------------------------------
COULD REQUIRE US TO ISSUE A SUBSTANTIALLY GREATER NUMBER OF SHARES, WHICH MAY
-----------------------------------------------------------------------------
ADVERSELY AFFECT THE MARKET PRICE OF OUR COMMON STOCK AND CAUSE DILUTION TO OUR
-------------------------------------------------------------------------------
EXISTING STOCKHOLDERS.
----------------------

     Our existing stockholders will experience substantial dilution of their investment upon conversion of the Notes and exercise of the Warrants. The Notes are convertible into shares of our Common Stock at the lesser of $0.90 or 40% of the average of the three (3) lowest trading prices of our Common Stock during the twenty (20) trading day period ending one trading day before the date that a holder sends us notice of conversion. If converted on the Filing Date, the Notes would be convertible into approximately 6,194,690 shares of Common Stock based upon a conversion price of $0.113. The number of shares issuable could prove to be significantly greater in the event of a decrease in the trading price of our Common Stock that would cause dilution to our existing stockholders. The Warrants are exercisable into 700,000 shares of Common Stock. The shares of Common Stock issuable upon conversion or exercise of the Notes or Warrants, respectively, are being registered in the registration statement to which this Prospectus is a part. All of the shares of Common Stock offered in this Prospectus may be sold without restriction after the effectiveness of such registration statement. The sale of these shares of Common Stock may adversely affect the market price of our Common Stock. As sequential conversions and sales take place, the price of our Common Stock may decline and if so, the holders of Convertible Notes would be entitled to receive an increasing number of shares, which could then be sold, triggering further price declines and conversions for even larger numbers of shares, that would cause additional dilution to our existing stockholders.

     The following is an example of the amount of shares of our Common Stock that are issuable upon conversion of our Notes based on conversion prices that are 25%, 50% and 75% below the conversion price as of the Filing Date of $0.113.





 Percentage Below
 Conversion Price   Estimated      Approximate
 as of the Filing   Conversion   Number of Shares    % of Outstanding
       Date           Price        Issuable(1)     Common Stock(1)(2)
-----------------  -----------  -----------------  ------------------
25%                $     0.085          8,959,587          14.3%
50%                $     0.057         13,089,381          19.6%
75%                $     0.028         25,478,761          32.2%


(1) Includes shares of Common Stock issuable upon conversion of the Notes and 700,000 shares of Common Stock issuable upon exercise of the Warrants.

(2) As of the Filing Date, we had 53,560,040 shares of Common Stock issued and outstanding.

As illustrated, the number of shares of Common Stock issuable upon conversion of our Convertible Notes being registered in this Prospectus will increase if the conversion price of our Common Stock declines, which will cause dilution to our existing stockholders.

THE CONTINUOUSLY ADJUSTABLE CONVERSION PRICE FEATURE OF OUR CONVERTIBLE NOTES
-----------------------------------------------------------------------------
MAY ENCOURAGE INVESTORS, INCLUDING THE SELLING SECURITY HOLDERS, TO SHORT SELL
------------------------------------------------------------------------------
OUR COMMON STOCK, WHICH COULD HAVE A DEPRESSIVE EFFECT ON THE PRICE OF OUR
--------------------------------------------------------------------------
COMMON STOCK.
-------------

     The Convertible Notes are convertible into shares of our Common Stock at the lesser of $0.90 or 40% of the average of the three (3) lowest trading prices of our Common Stock during the twenty (20) trading day period ending one trading day before the date that a holder sends us notice of conversion. The significant downward pressure on the price of our Common Stock as the Selling Security Holders convert and sell material amounts of our Common Stock could encourage investors, including the Selling Security Holders, to short sell our Common Stock. This could place further downward pressure on the price of our Common Stock. In addition, not only the sale of shares issued upon conversion of the Notes or exercise of the Warrants, but also the mere perception that these sales could occur, may adversely affect the market price of our Common Stock.

WE  MUST  SATISFY  CERTAIN  CONDITIONS  BEFORE  THE SELLING SECURITY HOLDERS ARE
--------------------------------------------------------------------------------
OBLIGATED  TO  PURCHASE  THE  REMAINING  $200,000  OF  CONVERTIBLE NOTES AND THE
--------------------------------------------------------------------------------
RELATED  WARRANTS.
------------------

     We sold $500,000 of Convertible Notes and Warrants to purchase 500,000 shares of Common Stock. We also received a commitment to purchase an additional $200,000 of Convertible Notes and Warrants to purchase 200,000 shares of Common Stock upon the effectiveness of the registration statement to which the Prospectus is a part, subject to our satisfaction of additional conditions. The additional conditions that we must satisfy prior to such purchase by the Selling Security Holders consist of the following: (i) the Company's representations and warranties contained in the Agreement are true and correct in all material respects on the date when made and as of Closing; (ii) the Company shall have performed, satisfied and complied in al material respects with the covenants, agreements and conditions required by the Agreement; (iii) there is no litigation, statute, rule, regulation, executive order, decree, ruling or injunction that has been enacted, entered, promulgated or endorsed by or in any court or government authority of competent jurisdiction or any self-regulatory organization having requisite authority which prohibits the transactions contemplated by the Agreement; (iv) no event has occurred which could reasonably be expected to have a material adverse effect on the Company; (v) the shares of Common Stock issuable upon conversion of the Notes and exercise of the Warrants have been authorized for quotation on the OTCBB and trading in our Common Stock on the OTCBB has not been suspended by the SEC or the OTCBB; (vi) the Company shall provide a legal opinion to the Selling Security Holders; and (vii) the Company shall provide certain certificates of its officers to the Selling Security Holders regarding the Company's capitalization, the truth and correctness of its representations and warranties in the Agreement, the Company's Articles of Incorporation, Bylaws and Board of Directors' resolutions relating to the purchase and sale of the remaining Convertible Notes and related Warrants. If the registration statement is not declared effective or we fail to satisfy these additional conditions, the Selling Security Holders have no obligation to purchase the remaining Convertible Notes and related Warrants.

RISKS  RELATING  TO  OUR  BUSINESS

WE  HAVE A PRESENT NEED FOR CAPITAL IN ADDITION TO  $500,000  ALREADY RAISED AND
--------------------------------------------------------------------------------
A  $200,000  COMMITMENT.
------------------------

     It is imperative that we raise $2 million of financing to support strategic acquisitions and the current expansion plan for the next 18 to 24 months, which is in addition to $500,000 already raised and a $200,000 commitment. We recently received an aggregate of $500,000 of Convertible Note financing from four (4) unrelated parties. We also received a commitment from these parties to purchase an additional $200,000 of Convertible Notes. The sale of the additional Convertible Notes is subject to the satisfaction of certain conditions (as described above) including the effectiveness of the registration statement to which this Prospectus is a part. In connection with the Convertible Note financing, we issued Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $0.45 per share. We will issue identical Warrants to purchase 200,000 shares of our Common Stock along with the commitment to purchase an additional $200,000 of Convertible Notes. At this time, no financing other than the $200,000 commitment has been secured or identified. Our growth and continued operations could be impaired by limitations on our access to the capital markets. There can be no assurance that capital from outside sources will be available, or if such financing is available, that it will be on terms that management deems sufficiently favorable. If we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to continue our business operations and pursue our expansion strategy. In the event we do not raise additional capital from conventional sources, it is likely that our growth will be restricted and that we may need to scale back or curtail implementing our business plan.

WE HEAVILY DEPEND ON MACDONALD S. TUDEME, MARGUERITE M. TUDEME AND WAYNE F.
---------------------------------------------------------------------------
RICHARDSON.
-----------

     The success of the Company heavily depends upon the personal efforts and abilities of MacDonald S. Tudeme, Wayne F. Richardson, and Marguerite M. Tudeme. Mr. Tudeme serves as the Company's Chief Executive Officer and its Marketing Manager, and as a director of the Company. The Company has not entered into an employment agreement with Mr. Tudeme. Mr. Richardson has entered into an engagement letter with the Company whereby Mr. Richardson serves as the Company's Chief Financial Officer. Mr. Richardson also serves as a director of the Company. Ms. Tudeme serves as the Company's Secretary and its Operations Manager, and as a director of the Company. The Company has not entered into an employment agreement with Ms. Tudeme. Mr. Tudeme, Mr. Richardson and Ms. Tudeme may voluntarily terminate their services at any time. The loss of Mr. Tudeme, Mr. Richardson, Ms. Tudeme or other key employees could have a material adverse effect on our business, results of operations or financial condition. In addition, the absence of Mr. Tudeme, Mr. Richardson or Ms. Tudeme will force us to seek a replacement who may have less experience or who may not understand our business as well, or we may not be able to find a suitable replacement.

OUR  ABILITY  TO OPERATE SUCCESSFULLY AND MANAGE OUR POTENTIAL GROWTH DEPENDS ON
--------------------------------------------------------------------------------
OUR  ABILITY  TO  ATTRACT  AND  RETAIN  HIGHLY  QUALIFIED HEALTHCARE, TECHNICAL,
--------------------------------------------------------------------------------
MANAGERIAL,  SALES,  MARKETING,  ADMINISTRATIVE  AND  FINANCIAL  PERSONNEL.
---------------------------------------------------------------------------

     The Company's success heavily depends upon its ability to attract and retain highly qualified technical, managerial, sales, marketing, administrative and financial personnel. The Company faces competition for qualified personnel in these areas. The Company cannot be certain that it will be able to attract and retain qualified personnel. The Company's inability to hire and retain additional qualified personnel in the future could have a material adverse effect on our ability to expand pursuant to our business strategy.

THERE  IS  A  SHORTAGE OF WORKERS IN THE HEALTHCARE INDUSTRY THAT MAY IMPEDE OUR
--------------------------------------------------------------------------------
ABILITY  TO ACQUIRE QUALIFIED HEALTHCARE PROFESSIONALS FOR OUR CONTINUED GROWTH.
--------------------------------------------------------------------------------

     Presently, the healthcare industry is experiencing a growing shortage of healthcare professionals especially Licensed Practical Nurses and Registered Nurses. We operate a payroll nurse staffing and homecare business that provides healthcare professionals such as Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses and Registered Nurses to hospitals, nursing homes, LHCSAs, other health-related businesses, and to the homes of the elderly, sick and incapacitated. During the last twelve months, our need for qualified healthcare professionals grew as we obtained a license from the State of New York to operate as a LHCSA, established a high tech infusion nursing department, acquired BP which provides 24-hour healthcare services, and entered into discussions to acquire other healthcare businesses. One of our major marketing efforts is to recruit these professionals in the United States and to attract foreign professionals. There can be no assurance that we will be able to acquire qualified healthcare professionals within the United States or abroad to meet our growing needs. If we are not successful in our efforts to acquire qualified healthcare professionals, it would have a materially adverse effect upon our ability to expand pursuant to our business strategy.

GROWTH WILL PLACE SIGNIFICANT STRAINS ON OUR MANAGERIAL, ADMINISTRATIVE AND
---------------------------------------------------------------------------
OTHER RESOURCES.
----------------

     Any growth that we experience is expected to place a significant strain on our managerial and administrative resources. MacDonald S. Tudeme, Wayne F. Richardson, and Marguerite M. Tudeme are our only officers. We have limited employees who perform a management or administrative function. Further, if our business grows, we will be required to manage multiple relationships with various clients, healthcare professionals and third parties. These requirements will exacerbate in the event of further growth. There can be no assurance that our other resources such as our systems, procedures or controls will be adequate to support growing operations or that we will be able to achieve the rapid execution necessary to successfully offer our services and implement our business plan. Assuming that our business growth, our future success will depend on our ability to add additional management and administrative personnel and other resources. If we are unable to add additional managerial and administrative resources, it will have a material adverse effect on our ability to expand pursuant to our business strategy.

OUR  OPERATIONS  AS A LHCSA ARE HEAVILY REGULATED BY THE DEPARTMENT OF HEALTH OF
--------------------------------------------------------------------------------
THE  STATE  OF  NEW  YORK.
--------------------------

     The Department of Health of the State of New York (the "Department") regulates our operations as a LHCSA. In January 2004, we received a license from the Department effective December 9, 2003, to operate as a LHCSA in the five boroughs of New York City and in Nassau County. We were required to prepare operating manuals as part of the approval process. Home healthcare licensure requires us to make sure that our staff is appropriately qualified, trained and supervised to provide skilled, in-home healthcare services. We will be subject to unannounced surveys to assess our compliance with state and federal standards governing the quality and scope of the services that we provide. If we fail to comply with the government regulations, it could have a materially adverse effect on our business (including the revocation of our license as a LHCSA), results of operations and financial condition.

OUR INDUSTRY IS HIGHLY FRAGMENTED AND COMPETITIVE.
--------------------------------------------------

     The medical staffing industry is both highly fragmented and highly competitive. There are a large number of firms engaged in the provision of medical personnel. A significant number of these companies are small competitors operating on a localized basis. There are, however, a few larger companies that operate on a national basis. We believe that our marketing approach along with our methods for identifying skilled personnel provide us with a competitive advantage in our industry. If we are unable to realize a competitive advantage, it would have a material adverse effect on our business, results of operations and financial condition.

MACDONALD S. TUDEME, WAYNE F. RICHARDSON AND MARGUERITE M. TUDEME CAN VOTE AN
-----------------------------------------------------------------------------
AGGREGATE OF 67.5% OF OUR COMMON STOCK AND CAN EXERCISE CONTROL OVER CORPORATE
------------------------------------------------------------------------------
DECISIONS.
----------

     MacDonald S. Tudeme, Wayne F. Richardson and Marguerite M. Tudeme can vote an aggregate of 36,173,520 shares (or 67.5%) of our outstanding Common Stock. Accordingly, Mr. Tudeme, Mr. Richardson and Ms. Tudeme will exercise control in determining the outcome of all corporate transactions or other matters, including the election of directors, mergers, consolidations, the sale of all or substantially all of our assets, and also the power to prevent or cause a change in control. The interests of Mr. Tudeme, Mr. Richardson and Ms. Tudeme may differ from the interests of the other stockholders and thus result in corporate decisions that are adverse to other shareholders.

A  DEFAULT  BY  US  UNDER  THE CONVERTIBLE NOTES WOULD ENABLE THE HOLDERS OF THE
--------------------------------------------------------------------------------
CONVERTIBLE  NOTES  TO  TAKE  CONTROL  OF  SUBSTANTIALLY  ALL  OF  OUR  ASSETS.
-------------------------------------------------------------------------------

     The Convertible Notes are secured by security agreements under which we pledged substantially all of our assets including our equipment, inventory, contract rights, receivables, general intangibles, and intellectual property. A default by us under the Convertible Notes would enable the holders to take control of substantially all of our assets. The holders of the Convertible Notes have no operating experience in our industry that could force us to substantially curtail or cease our operations.

THE CONVERTIBLE NOTES BECOME IMMEDIATELY DUE AND PAYABLE UPON DEFAULT AND WE MAY
--------------------------------------------------------------------------------
BE REQUIRED TO PAY AN AMOUNT IN EXCESS OF THE OUTSTANDING AMOUNT OF THE NOTES
-----------------------------------------------------------------------------
AND ACCRUED AND UNPAID INTEREST ON THE NOTES.
---------------------------------------------

     The Notes become immediately due and payable upon an event of default including, among other things, failure to pay principal and interest, failure to convert the Notes to Common Stock, failure to obtain effective of the registration statement to which this Prospectus is a part within one hundred sixty (160) days following Closing, assignment for the benefit of the Company's or its subsidiaries' creditors, application for or consent to the appointment of a receiver for the Company or its subsidiaries, judgments against the Company in excess of $50,000, and bankruptcy, insolvency, reorganization or liquidation proceedings instituted by or against the Company or its subsidiaries. In addition, the Company would be required to pay the holders of the Notes an amount equal to the greater of 130% times the sum of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes plus additional amounts owed to the holders of the Notes under the Agreement and related documents (the "Default Sum") or the value of the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum determined based on the highest closing price of the Common Stock during the period beginning on the date of default and ending on the date of the payment described herein. If we default on the Notes, it would have a material adverse effect on our business, results of operations and financial condition.

WE MAY BE SUBJECT TO LIQUIDATED DAMAGES IN THE AMOUNT OF 3% OF THE OUTSTANDING
------------------------------------------------------------------------------
AMOUNT OF THE NOTES PER MONTH PLUS ACCRUED AND UNPAID INTEREST ON THE NOTES FOR
-------------------------------------------------------------------------------
BREACHES BY US OF OUR REPRESENTATIONS AND WARRANTIES AND CERTAIN COVENANTS UNDER
--------------------------------------------------------------------------------
THE SECURITIES PURCHASE AGREEMENT.
----------------------------------

     We made certain representations and warranties and agreed to certain covenants that are customary for securities purchase agreements. In the event that we breach those representations, warranties or covenants, we will be subject to liquidated damages in the amount of 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes for such breaches. As of the Filing Date, the outstanding amount of the Notes was $500,000 and accrued and unpaid interest on the Notes was approximately $4,167. If we are subject to liquidated damages for breach of the representations, warranties or covenants, it would have a material adverse effect on our business, results of operations and financial condition.

WEARE ACTIVELY SEEKING TO ACQUIRE COMPANIES RELATED TO OUR BUSINESS OPERATIONS,
-------------------------------------------------------------------------------
BUT OUR EFFORTS MAY NOT MATERIALIZE INTO DEFINITIVE AGREEMENTS.
---------------------------------------------------------------

     In July 2004, the Company entered into negotiations to acquire medical staffing companies as part of its expansion strategy outside of the New York City metropolitan area. There can be no assurance that we will come to definitive terms with respect to these negotiations, or, assuming that we reach definitive agreements, that we will close the planned acquisitions. In the event that we do not reach definitive agreements or close the planned acquisitions, our expansion strategy will not proceed as intended which will have a material adverse effect on our growth.

WE ENTERED INTO AN AGREEMENT TO ACQUIRE ABUNDANT NURSING, INC. WHICH
----------------------------------------------------------------------------
ACQUISITION IS CONTINGENT ON US SATISFYING OUR OBLIGATIONS UNDER A $295,000
------------------------------------------------------------------------
PROMISSORY NOTE.
----------------

     In October 2004, we entered into an agreement to acquire Abundant Nursing, Inc. in exchange for $150,000 paid on October 1, 2004 and a $295,000 promissory note payable in five (5) years at seven percent (7%) interest per annum. Our acquisition of Abundant is contingent on our paying the $295,000 as contemplated. In addition, we pledged all of the common stock of Abundant to secure our performance under the promissory note. Until we have fully paid $295,000 due under the promissory note, we are required to keep Abundant as a separate Pennsylvania corporation, including without limitation, no merger or consolidation of Abundant with MT Ultimate Healthcare Corp., and maintain the separate assets of Abundant as they existed on October 1, 2004. In addition, we may not issue, sell or transfer any stock of Abundant or permit or allow any liens on the assets of Abundant until we have paid the $295,000 due under the promissory note. In the event that we do not satisfy our obligations under the $295,000 promissory note and related agreements, the former shareholder of Abundant may take control over Abundant. In such event, we will not receive a credit for the $150,000 that we paid on October 1, 2004.



RISKS RELATING TO OUR COMMON STOCK
----------------------------------

THE MARKET PRICE OF OUR COMMON STOCK HISTORICALLY HAS BEEN VOLATILE.
--------------------------------------------------------------------

     The market price of our Common Stock historically has fluctuated significantly based on, but not limited to, such factors as: general stock market trends, announcements of developments related to our business, actual or anticipated variations in our operating results, our ability or inability to generate new revenues, conditions and trends in the event production industry and in the industries in which our customers are engaged.

     Our Common Stock is traded on the Nasdaq OTCBB. In recent years the stock market in general has experienced extreme price fluctuations that have oftentimes have been unrelated to the operating performance of the affected companies. Similarly, the market price of our Common Stock may fluctuate significantly based upon factors unrelated or disproportionate to our operating performance. For example, the fifty-two (52) week high for our Common Stock was $2.55 on February 20, 2004, as compared to the fifty-two (52) low of $0.28 on September 13, 2004. These market fluctuations, as well as general economic, political and market conditions, such as recessions, interest rates or international currency fluctuations may adversely affect the market price of our Common Stock.

OUR COMMON STOCK IS SUBJECT TO THE"PENNY STOCK" RULES OF THE COMMISSION WHICH
-----------------------------------------------------------------------------
LIMITS THE TRADING MARKET IN OUR COMMON STOCK, MAKES TRANSACTIONS IN OUR COMMON
-------------------------------------------------------------------------------
STOCK CUMBERSOME AND MAY REDUCE THE VALUE OF AN INVESTMENT IN OUR COMMON STOCK.
-------------------------------------------------------------------------------

     Our Common Stock is considered a "penny stock" as defined in Rule 3a51-1 promulgated by Commission under the Securities Exchange Act of 1934. In general, a security which is not quoted on NASDAQ or has a market price of less than $5 per share where the issuer does not have in excess of $2,000,000 in net tangible assets (none of which conditions the Company meets) is considered a penny stock. The Commission's Rule 15g-9 regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus, the rules affect the ability of broker-dealers to sell our Common Stock should they wish to do so because of the adverse effect that the rules have upon liquidity of penny stocks. Unless the transaction is exempt under the rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules the market liquidity for our Common Stock may be adversely affected by limiting the ability of broker-dealers to sell our Common Stock and the ability of purchasers to resell our Common Stock.

     In addition, various state securities laws impose restrictions on transferring "penny stocks" and as a result, investors in the Common Stock may have their ability to sell their shares of the Common Stock impaired.

THE COMPANY HAS NOT PAID ANY CASH DIVIDENDS.
--------------------------------------------

          The Company has paid no cash dividends on its Common Stock to date and it is not anticipated that any cash dividends will be paid to holders of the Company's Common Stock in the foreseeable future. While the Company's dividend policy will be based on the operating results and capital needs of the business, it is anticipated that any earnings will be retained to finance the future expansion of the Company.

OUR ARTICLES OF INCORPORATION, AS AMENDED, AND/OR BYLAWS LIMIT THE LIABILITY OF,
--------------------------------------------------------------------------------
AND/OR PROVIDE INDEMNIFICATION FOR, OUR OFFICERS AND DIRECTORS.
---------------------------------------------------------------

     Our Articles of Incorporation, as amended, and Bylaws provide for indemnification from liability of our officers and directors to the fullest extent permitted by Nevada General Corporation Law ("Nevada Law"), including future amendments to Nevada Law. Nevada Law generally provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding") by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding upon a determination by our stockholders, a majority of our disinterested directors or independent legal counsel that indemnification is proper in the circumstances, provided that: a) the it is not proven that the person's act or failure to act constituted a breach of the person's fiduciary duties as an officer or director, and the person's breach of those duties involved intentional misconduct, fraud or a knowing violation of law (the "Provision for Limited Liability"); or b) the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe that the person's conduct was unlawful. Such an indemnification payment might deplete the Company's assets. Stockholders who have questions respecting the fiduciary obligations of the officers and directors of the Company should consult with independent legal counsel. It is the position of the Securities and Exchange Commission that exculpation from and indemnification for liabilities arising under the 1933 Act and the rules and regulations thereunder is against public policy and therefore unenforceable. See the section entitled "Disclosure of Commission Position of Indemnification for Securities Act Liabilities". Nevada Law also generally limits the liability of our officers and directors for any damages as a result of any act or failure to act in the officer's or director's capacity as an officer or director subject to the Provision for Limited Liability. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.

     You should carefully consider the above risk factors and warnings before making an investment decision. The risks described above are not the only ones facing us. Additional risks that we do not yet know of or that we currently think are not material may also have an adverse effect on our business operations. If any of those risks or any of the risks described above actually occur, our business could be adversely affected. In that case, the price of our Common Stock could decline, and you could lose all or part of your investment. You should also refer to the other information set forth or incorporated by reference in this Prospectus.


                           FORWARD-LOOKING STATEMENTS
                           --------------------------

     This Prospectus contains forward-looking statements within the meaning of
Section 27A of the Securities Act, and Section 21E of the Securities Exchange Act of 1934 (the "Exchange Act"). We have based these forward-looking statements on our current expectations and projections about future events. These forward-looking statements are subject to known and unknown risks, uncertainties and assumptions about us that may affect our actual results, levels of activity, performance, or achievements expressed or implied by such forward-looking statements. These factors are discussed in the section entitled "RISK FACTORS". In some cases you can identify forward-looking statements by terminology such as "may", "should", "could", "would", "expect", "plan", "anticipate", "believe", "estimate", "continue", or the negative of such terms or other similar expressions. All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements included in this Prospectus. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. In light of these risks, uncertainties and assumptions, the forward-looking events discussed in this Prospectus might not occur.


                                 USE OF PROCEEDS
                                 ---------------

     This Prospectus relates to shares of Common Stock that the Company may issue upon conversion of $700,000 of Convertible Notes. The Common Stock issuable upon conversion of the Convertible Notes may be offered and sold from time to time by the Selling Security Holders. We will not receive any proceeds from the resale of such Common Stock by the Selling Security Holders. As of the date of this Prospectus, however, the Company sold $500,000 of the Convertible Notes. The Company has agreed to sell an additional $200,000 in Convertible Notes (subject to the Company's satisfaction of certain conditions as described in the section entitled "RISK FACTORS") upon the effectiveness of a registration statement under the Securities Act.

     This Prospectus also relates to shares of Common Stock that the Company may issue upon exercise of the Warrants. As of the date of this Prospectus, the Company issued Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $0.45 per share. The Common Stock underlying the Warrants may be offered and sold from time to time by the Warrant holders. We will not receive any proceeds from the resale of our Common Stock underlying the Warrants. The Company will, however, receive proceeds upon the exercise of the Warrants.

     The Company will use the proceeds from the exercise of Warrants for working capital in support of growing its business operations.


                                 DIVIDEND POLICY
                                 ---------------

     We have not in the past paid any dividends on our Common Stock. We do not anticipate that any cash dividends will be paid to holders of the Company's Common Stock in the foreseeable future. We anticipate that we will retain any future earnings for use in the expansion and operation of our business. Any determination to pay dividends will depend upon our financial condition, results of operations and capital requirements.


                            SELLING SECURITY HOLDERS
                            ------------------------

     On the date of this offering, the Company has 53,560,040 shares of Common Stock outstanding. This Prospectus relates to the resale of 13,789,380 shares of Common Stock by the Selling Security Holders. The Selling Security Holders are "underwriters" within the meaning of Section 2(a)(11) of the Securities Act of 1933 (the "Securities Act" or the "1933 Act"). Upon the effectiveness of a registration statement pursuant to the Securities Act to which this Prospectus is a part, all 13,789,380 shares of Common Stock will be freely tradable without restriction or further registration under the Securities Act. Sales of a substantial number of shares of the Company's Common Stock in the public market following this offering could adversely affect the market price of the Common Stock.

     The table below sets forth information with respect to the resale of shares of Common Stock by the Selling Security Holders. We will not receive any proceeds from the resale of Common Stock by the Selling Security Holders. We will receive proceeds from the exercise of the Warrants.



                                                               Shares of
                                               Common Stock     Common       Beneficial
                                               Beneficially  Stock Included  Ownership     Percentage
                                               Owned Before     in this      After the     Owned After
Name(1)                                        the Offering   Prospectus(2)  Offering(3)  the Offering (3)
--------------------------------------------  --------------  -------------  -----------  ----------------
AJW Partners, LLC (4)                         2,206,301  (5)      2,206,301            0                --
AJW Offshore, Ltd. (6)                        5,102,071  (7)      5,102,071            0                --
AJW Qualified Partners, LLC (8)               6,067,327  (9)      6,067,327            0                --
New Millennium Capital Partners II, LLC (10)    413,681 (11)        413,681            0                --


     The number and percentage of shares beneficially owned is determined in accordance with Rule 13d-3 of the Securities Exchange Act of 1934, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rule, beneficial ownership includes any shares as to which the selling security holder has sole or shared voting power or investment power and also any shares, which the selling security holder has the right to acquire within 60 days. Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the selling security holder holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.

(1) The Selling Security Holders do not hold any position or office, and have not had any material relationship with the Company or any of its affiliates within the past three (3) years.

(2) Includes 200% of the shares issuable upon conversion of the principal amount of the Convertible Notes and exercise of the Warrants to take into account the conversion of accrued interest and other charges including potential liquidated damages. In addition to the shares of Common Stock set forth in the table, the amount to be registered also covers such indeterminate number of additional shares of Common Stock as may become issuable upon conversion of or otherwise pursuant to the Notes and exercise of the Warrants to prevent dilution resulting from stock splits, stock dividends, or similar transactions in accordance with Rule 416. Because the number of shares of common stock issuable upon conversion of the Convertible Notes is dependent in part upon the market price of our Common Stock prior to a conversion, the actual number of shares of Common Stock that will be issued upon conversion will fluctuate daily and cannot be determined at this time. However the Selling Security Holders have contractually agreed to restrict their ability to convert their Notes or exercise their Warrants and receive shares of our Common Stock such that the number of shares of Common Stock held by each of them individually and their affiliates after such conversion or exercise does not exceed 4.9% of the then issued and outstanding shares of Common Stock.

(3)     Assumes that all Common Stock registered will be sold.

(4) AJW Partners, LLC is a private investment fund that is owned by its investors and managed by SMS Group, LLC. SMS Group, LLC, of which Mr. Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by AJW Partners, LLC.

(5) Includes 1,982,301 shares (or 200% of the shares) issuable upon conversion of Convertible Notes, and 224,000 shares (or 200% of the shares) issuable upon exercise of Warrants.

(6) AJW Offshore, Ltd is a private investment fund that is owned by its investors and managed by First Street Manager II, LLC. First Street Manager II, LLC, of which Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by AJW Offshore, Ltd.

(7) Includes 4,584,071 shares (or 200% of the shares) issuable upon conversion of Convertible Notes, and 518,000 shares (or 200% of the shares) issuable upon exercise of Warrants.

(8) AJW Qualified Partners, LLC is a private investment fund that is owned by its investors and managed by AJW Manager, LLC, of which Corey S. Ribotsky and Lloyd A. Groveman are the fund managers and have voting and investment control over the shares offered by AJW Qualified Partners, LLC.

(9) Includes 5,451,327 shares (or 200% of the shares) issuable upon conversion of Convertible Notes, and 616,000 shares (or 200% of the shares) issuable upon exercise of Warrants.

(10) New Millennium Capital Partners II, LLC is a private investment fund that is owned by its investors and managed by First Street Manager II, LLP. First Street Manager II, LLP, of which Corey S. Ribotsky is the fund manager and has voting and investment control over the shares offered by New Millennium Capital Partners II, LLC.

(11) Includes 371,681 shares (or 200% of the shares) issuable upon conversion of Convertible Notes, and 42,000 shares (or 200% of the shares) issuable upon exercise of Warrants.

                              PLAN OF DISTRIBUTION
                              --------------------

     The Selling Security Holders and any of their pledgees, assignees and successors-in-interest may, from time to time, sell any or all of their shares of Common Stock on any stock exchange, market or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The Selling Security Holders may use any one or more of the following methods when selling shares:

     -- ordinary brokerage transactions and transactions in which the broker-dealer solicits the purchaser;
     -- block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;
     -- purchases by a broker-dealer as principal and resale by the broker-dealer for its account;
     -- an exchange distribution in accordance with the rules of the applicable exchange;
     --   privately-negotiated transactions;
     -- broker-dealers may agree with the Selling Security Holders to sell a specified number of such shares at a stipulated price per share;
     --   a combination of any such methods of sale; and
     --   any other method permitted pursuant to applicable law.

     The Selling Security Holders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this Prospectus.

     The Selling Security Holders may pledge their shares to their brokers under the margin provisions of customer agreements. If a selling security holder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged shares.

     The Selling Security Holders may sell their shares of Common Stock short and redeliver our Common Stock to close out such short positions; however, the Selling Security Holders may not use shares of our Common Stock being registered in the registration statement to which this Prospectus is a part to cover any short positions entered into prior to the effectiveness of such registration statement. As discussed above in the section entitled "RISK FACTORS", if the Selling Security Holders or others engage in short selling it may adversely affect the market price of our Common Stock.

     Broker-dealers engaged by the Selling Security Holders may arrange for other broker-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the Selling Security Holders (or, if any broker-dealer acts as agent for the purchaser of shares, from the purchaser) in amounts to be negotiated. The Selling Security Holders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

     In addition, the Selling Security Holders should be aware that the anti-manipulation provisions of Regulation M under the Securities Exchange Act of 1934 will apply to purchases and sales of shares of Common Stock by the Selling Security Holders and that there are restrictions on market-making activities by persons engaged in the distribution of the shares. Under Regulation M, the Selling Security Holders or their agents may not bid for, purchase, or attempt to induce any person to bid for or purchase, shares of our Common Stock while they are distributing shares covered by this Prospectus. Accordingly, the Selling Security Holders are not permitted to cover short sales by purchasing shares while the distribution is taking place. We will advise the Selling Security Holders that if a particular offer of Common Stock is to be made on terms materially different from the information set forth in this Plan of Distribution, then a post-effective amendment to the accompanying registration statement must be filed with the Securities and Exchange Commission.

     The Selling Security Holders may be deemed to be an "underwriter" within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act.

     We are required to pay all fees and expenses incident to the registration of the shares, including fees and disbursements of counsel to the Selling Security Holders, but excluding brokerage commissions or underwriter discounts. We and the Selling Security Holders have agreed to indemnify each other against certain losses, claims, damages and liabilities, including liabilities under the Securities Act.

                                LEGAL PROCEEDINGS
                                -----------------

          The Company is not a party to, and its properties are not the subject of, any other pending legal proceeding.


          DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSONS
          ------------------------------------------------------------

     The Directors and Officers of the Company are as follows:



Name                  Age                           Position                              Since
--------------------  ---  ----------------------------------------------------------  ------------
MacDonald S. Tudeme    57  Chief Executive Officer, President, Treasurer and Director  August 2003

Wayne F. Richardson    49  Chief Financial Officer and Director                        October 2003

Marguerite M. Tudeme   49  Secretary and Director                                      August 2003



     MacDonald S. Tudeme began serving as the Company's Chief Executive Officer and as a Director in connection with the Company's acquisition of MT in August 2003. Mr. Tudeme concurrently serves as the Chief Executive Officer of MT. He has held his position at MT since 1997. From August 1998 to August 2003, Mr. Tudeme was also Program Director for Heritage Health and Housing, Inc. In 1995, Mr. Tudeme received a Masters degree in Business Policy Studies from City University (Los Angeles). In 1976, Mr. Tudeme received a diploma in Industrial Administration from Aston University in Birmingham, England. In 1974, he received a Bachelors degree in Business Administration from Calgary College of Technology. Mr. Tudeme attended City College of New York where he completed specialized education as a Credentialed Alcohol and Substance Abuse Counselor. Mr. Tudeme is a member of the British Institute of Marketing. Mr. Tudeme and Marguerite Tudeme, our Secretary and a Director, are husband and wife.

     Wayne F. Richardson began serving as the Company's Chief Financial Officer in October 2003 pursuant to an engagement letter with the Company, and as a Director in December 2003. Concurrently with his position with the Company, Mr. Richardson serves as Principal of Rauceo Tax Service and as a Consultant for J.H. Floyd Sunshine Manor, Inc. Mr. Richardson has held his position at Rauceo Tax Service since January 2003 and at J.H. Floyd Sunshine Manor, Inc. since February 1, 2004. Mr. From July 2002 to August 2003, Mr. Richardson served as an independent accountant for MT. From June 2002 to January 2003, Mr. Richardson served s a Consultant for Heritage Health & Housing, Inc. From September 2001 to May 2002, Mr. Richardson served as Tax Supervisor for Karkaring & Barbaro, CPAs. From September 1997 to June 2001, Mr. Richardson served as a Senior Accountant for John Trent CPAs. Mr. Richardson received a Bachelors degree in Accounting from York College, The City University of New York ("CUNY"). Mr. Richardson received a Masters degree in Taxation from Baruch College, CUNY. Mr. Richardson is a licensed CPA in the States of New York and Florida.

     Marguerite M. Tudeme began serving as the Company's Secretary and as a Director in connection with the Company's acquisition of MT in August 2003. Ms. Tudeme concurrently serves as the Secretary of MT. She has held her position at MT since 1997. From November 1997 to 1999, Ms. Tudeme was a Supervisor for Heritage Health and Housing, Inc. In 1994, Ms. Tudeme received a Bachelors degree in Human Service from Audrey Cohen College. Ms. Tudeme is a member of the National Association for Female Executives, the Nigerian Nurse Association and the League of Nigerian Women. Ms. Tudeme and MacDonald Tudeme, our Chief Executive Officer and a Director, are wife and husband.

     All Directors of the Company will hold office until the next annual meeting of the shareholders, and until their successors have been elected and qualified. Officers of the Company are elected by the Board of Directors and hold office at the pleasure of the Board.

ENGAGEMENT LETTER

     Wayne F. Richardson serves as the Company's Chief Financial Officer and as a director of the Company pursuant to an engagement letter effective October 1, 2004, for a period of twelve (12) months. Mr. Richardson will receive $57,000 as compensation. The Company will reimburse Mr. Richardson for his expenses including travel expense. Mr. Richardson and the Company may terminate the engagement letter at any time by any form of written notice including email.
The engagement letter limits Mr. Richardson's liability for damages to the total amount paid by the Company for services thereunder.


         SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT
         --------------------------------------------------------------

     The following table sets forth information as of October 1, 2004, with respect to the beneficial ownership of the common stock by (i) each director and officer of the Company, (ii) all directors and officers as a group and (iii) each person known by the Company to own beneficially 5% or more of the common stock:



Name and Address
of Beneficial Owners                  Shares of Common Stock Beneficially Owned (1)
---------------------------
                                                Number                      Percent
                             ---------------------------------------------  --------
MacDonald S. Tudeme                          35,973,520  (2)                  67.2%
45 Main Street, Suite 617
Brooklyn, New York 11201

Marguerite M. Tudeme                         35,973,520  (2)                  67.2%
45 Main Street, Suite 617
Brooklyn, New York 11201

Wayne F. Richardson                             200,000                           *
5819 Milton Avenue
Sarasota, Florida 34243

All officers and directors                   36,173,520  (2)                  67.5%
as a group (3 people)

* Less than 1%.


(1)     The  number of shares of  Common  Stock  owned are those  "beneficially owned" as  determined  under the rules of the  Securities and Exchange Commission, including  any shares of Common Stock as to which a person has sole or shared voting or investment  power and any shares of Common Stock which the person has the right to acquire  within 60 days through the exercise of any option,  warrant or right.
Shares of Common Stock subject to a Convertible Note or Warrant currently convertible or exercisable, or convertible or exercisable within 60 days are deemed outstanding for computing the percentage of the person holding such Convertible Note or Warrant, but are not deemed outstanding for computing the percentage of any other person.  As of October 4, 2004 there were 53,560,040 shares of Common Stock outstanding.

(2)     MacDonald Tudeme and Marguerite Tudeme are husband and wife.  This amount is the sum of 28,834,900 shares owned by Mr. Tudeme, 7,067,920 shares owned by Ms.
Tudeme, 35,340 shares owned by their son Phil Tudeme, 17,680 shares owned by their daughter Sandra Tudeme, and 17,680 shares owned by their son Sonny Tudeme.  In connection with the Agreement, Mr. Tudeme pledged 5,700,000 shares of Common Stock owned by him as collateral to guarantee the due and punctual performance by the
Company and payment of the Company's obligations under the Agreement and related documents.

                            DESCRIPTION OF SECURITIES
                            -------------------------

THE FOLLOWING DESCRIPTION OF OUR CAPITAL STOCK IS A SUMMARY AND IS QUALIFIED IN ITS ENTIRETY BY THE PROVISIONS OF OUR ARTICLES OF INCORPORATION, AS AMENDED,.

COMMON STOCK

     Our Articles of Incorporation, as amended, authorize the issuance of 400,000,000 shares of Common Stock, $.001 par value per share, and no shares of preferred stock. Holders of shares of Common Stock are entitled to one vote for each share on all matters to be voted on by the stockholders. Holders of Common Stock do not have cumulative voting rights. Holders of shares of Common Stock are entitled to share ratably in dividends, if any, as may be declared, from time to time by the Board of Directors in its discretion, from funds legally available therefor. In the event of a liquidation, dissolution, or winding up of the Company, the holders of shares of Common Stock are entitled to share pro rata all assets remaining after payment in full of all liabilities. Holders of Common Stock have no preemptive or other subscription rights, and there are no conversion rights or redemption or sinking fund provisions with respect to such shares.

CONVERTIBLE NOTES AND WARRANTS

     To obtain funding for our ongoing operations we entered into the Agreement with Partners, Offshore, Qualified and New Millennium in August 2004, for the sale of (i) an aggregate of $700,000 Convertible Notes that, as of the Filing Date, were convertible into approximately 6,194,690 shares of Common Stock at $0.113 per share; and (ii) Warrants to purchase 700,000 shares of Common Stock at $0.45 per share. As of the date of this Prospectus, the Selling Security Holders have purchased, and the Company has issued, an aggregate principal amount of $500,000 of the Convertible Notes which, as of the Filing Date, were convertible into an aggregate of approximately 4,424,779 shares of Common Stock. The Company has issued Warrants to purchase 500,000 shares of Common Stock. The Company issued these securities on August 31, 2004. The Company and the Selling Security Holders have an agreement whereby upon the effectiveness of the registration statement to which this Prospectus is a part, the Selling Security Holders have five (5) days to purchase an aggregate of $200,000 of identical Convertible Notes (subject to the Company's satisfaction of certain conditions described in the section entitled "RISK FACTORS") which, assuming a $0.113 conversion price per share, would be convertible into an aggregate of approximately 1,769,911 shares of Common Stock, and identical Warrants to purchase an aggregate of 200,000 shares of Common Stock at an exercise price of $0.45 per share.

     The conversion price for the Notes is determined at the time of conversion and is calculated as the lesser of the Variable Conversion Price (as defined in the Note) or $0.90. The Variable Conversion Price is average of the three (3) lowest trading prices of the Company's Common Stock during the twenty (20) trading day period ending one trading day before the date that a holder of a Note sends notice of conversion to the Company. The Company may call all of the Notes for an amount in cash equal to either (i) 130% (for prepayments occurring within thirty (30) days of the Closing), (ii) 140% for prepayments occurring between thirty-one (31) and ninety (90) days of Closing, or (iii) 150% (for prepayments occurring after the ninetieth (90th) day following Closing), multiplied by the sum of the then outstanding principal and accrued and unpaid
interest.    The Convertible Notes have a two-year term and bear interest at a rate of 10% per annum.  The holder of a Note may not convert any portion of the
Note in excess of that portion of the Note upon conversion of which the sum of
(i) the number of shares of Common Stock beneficially owned by the holder and its affiliates (other than shares of Common Stock which may be deemed beneficially owned through the ownership of the unconverted portion of the Notes or the unexercised or unconverted portion of any other security of the Company (including, without limitation, the Warrants) subject to a limitation on conversion or exercise analogous to the limitations described in this paragraph) and; (ii) the number of shares of Common Stock issuable upon the conversion of the portion of the Note with respect to which the determination of the limitation described in this paragraph is being made, would result in beneficial ownership by the holder and its affiliates of more than 4.9% of the outstanding shares of Common Stock (the "4.9% Limitation"). The holder of a Warrant is subject to the 4.9% Limitation with respect to exercise of the Warrants.

     The Notes become immediately due and payable upon an event of default including, among other things, failure to pay principal and interest, failure to convert the Notes to Common Stock, failure to obtain effective of the registration statement to which this Prospectus is a part within one hundred sixty (160) days following Closing, assignment for the benefit of the Company's or its subsidiaries' creditors, application for or consent to the appointment of a receiver for the Company or its subsidiaries, judgments against the Company in excess of $50,000, and bankruptcy, insolvency, reorganization or liquidation proceedings instituted by or against the Company or its subsidiaries. In addition, the Company would be required to pay the holders of the Notes an amount equal to the greater of 130% times the sum of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes plus any additional amounts owed to the holders of the Notes (the "Default Sum") or the value of the highest number of shares of Common Stock issuable upon conversion of or otherwise pursuant to such Default Sum determined based on the highest closing price of the Common Stock during the period beginning on the date of default and ending on the date the payment described herein. We made certain representations and warranties and agreed to certain covenants that are customary for securities purchase agreements. In the event that we breach those representations, warranties or covenants, we will be subject to liquidated damages in the amount of 3% of the outstanding amount of the Notes per month plus accrued and unpaid interest on the Notes for breaches by us of certain representations, warranties and certain covenant provided therein. We may call the Notes at a premium upon certain conditions.

     In connection with the Agreement, MacDonald S. Tudeme, our Chief Executive Officer, pledged 5,700,000 shares of Common Stock owned by him as collateral to guarantee the due and punctual performance and payment of our obligations under the Agreement and related documents. We granted the Selling Security Holders a continuing, first priority security interest in our general assets (the "Security Agreement") and our intellectual property (the "Intellectual Property Security Agreement").


                                  LEGAL MATTERS
                                  -------------

     David M. Loev, Attorney at Law, Houston, Texas, the Company's corporate counsel, will give an opinion on the validity of the shares of Common Stock being registered and offered in this Prospectus or other matters concerning such registration and offering.


                                     EXPERTS
                                     -------

     The audited financial statements as of December 31, 2002 and 2003 included in this Prospectus have been included in reliance on the report of Clyde Bailey, P.C., Certified Public Accountant, given as an expert in accounting and auditing.

            DISCLOSURE OF COMMISSION POSITION OF INDEMNIFICATION FOR
            --------------------------------------------------------
                           SECURITIES ACT LIABILITIES
                           --------------------------

     Our Articles of Incorporation, as amended, and Bylaws provide for indemnification from liability of our officers and directors to the fullest extent permitted by Nevada Law, including future amendments to Nevada Law. Nevada Law generally provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed Proceeding by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding upon a determination by our stockholders, a majority of our disinterested directors or independent legal counsel that indemnification is proper in the circumstances, provided that: a) it is not proven that the person's act or failure to act constituted a breach of the person's fiduciary duties as an officer or director, and the person's breach of those duties involved intentional misconduct, fraud or a knowing violation of law; or b) the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe that the person's conduct was unlawful. Nevada Law also generally limits the liability of our officers and directors for any damages as a result of any act or failure to act in the officer's or director's capacity as an officer or director provided that: a) it is not proven that the person's act or failure to act constituted a breach of the person's fiduciary duties as an officer or director, and the person's breach of those duties involved intentional misconduct, fraud or a knowing violation of law. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the small business issuer pursuant to the foregoing provisions, or otherwise, the small business issuer has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable.


                             DESCRIPTION OF BUSINESS
                             -----------------------

BUSINESS DEVELOPMENT

     The Company was originally incorporated in Nevada as JavaJuice.net on September 13, 2000. The Company's business plan was to engage in the operation of an Internet Cafe, in Reno, Nevada. Prior to entering into the Exchange, discussed below, and the consummation of the transactions thereunder, the Company was considered a development stage enterprise, as defined in Financial Accounting Standards Board No. 7, as the Company's planned principal operations had not commenced, the Company had not generated any revenue, and all of its efforts were devoted to securing and establishing a new business.

     On August 8, 2003, JavaJuice, MT and the former MT shareholders entered into the Exchange whereby MT became a wholly-owned subsidiary of the Company. In addition, MacDonald Tudeme, the Company's Chief Executive Officer, a director of the Company, and a former MT shareholder, entered into a stock purchase agreement with the Company's former officer and director, Laura Mazany. As a result of these transactions, control of the Company shifted to the former MT shareholders.

     MT operates a payroll nurse staffing and homecare business. As a result of a change in business focus due to the acquisition of MT, the Company changed its name to MT Ultimate Healthcare Corp. In February 2004, the Company established a high tech infusion nursing department. In July 2004, the Company acquired all of the issued and outstanding common stock of BP from BP's sole shareholder in exchange for 200,000 shares of the Company's Common Stock. As additional consideration, the Company agreed to pay BP's sold shareholder an aggregate of $150,000 cash payable as follows: a) $25,000 upon closing the transaction; and
b) $125,000 payable at the beginning of the month in equal monthly installments of $4,808 over a twenty-five month period beginning June 2004, and a final payment of $4,800 at the beginning of the twenty-sixth month following June 2004. BP provides 24-hour healthcare services to senior citizens in the New Jersey metropolitan area.

     In October 2004, the Company entered into an Agreement and Plan of Acquisition and Merger ("Agreement") to acquire Abundant Nursing, Inc., a Pennsylvania corporation ("Abundant") in exchange for $150,000 paid at closing and a five-year promissory note in the principal amount of $295,000 that accrues interest at a rate of seven percent (7%) per annum. Abundant may be merged with and into the Company after the Company has fully-paid all amounts due under the Agreement. Until such time as the Company pays the full consideration pursuant to the Agreement, Abundant will be operated by the Company as a stand alone subsidiary. Abundant is located in Mount Joy, Pennsylvania and provides staffing in the central area of Pennsylvania and the Lancaster area.

     In September 2003, the Company completed an 80 to 1 forward stock split followed by a 1 to 4 reverse stock split. The effects of the Stock Splits have been retroactively reflected in this Prospectus unless otherwise stated.

PRINCIPAL PRODUCTS AND SERVICES

     The Company, through its wholly-owned Nevada subsidiary, MT, operates a payroll nurse staffing and homecare business. The Company provides healthcare professionals such as Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses and Registered Nurses to hospitals, nursing homes, LHCSAs, other health-related businesses, and to the homes of the elderly, sick and incapacitated. In January 2004, the Company received a license from the State of New York, Department of Health, effective December 9, 2003, to operate as a LHCSA in the five boroughs of New York City: The Bronx, Brooklyn, Manhattan, Queens and Staten Island, as well as in Nassau County. The Company also operates a 24-hour healthcare services business for senior citizens through its wholly-owned New Jersey subsidiary, BP.

     The Company currently operates a payroll nurse staffing and homecare business. The Company provides healthcare professionals such as Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses and Registered Nurses to hospitals, nursing homes, licensed home care services agencies ("LHCSAs"), other health-related businesses, and to the homes of the elderly, sick and incapacitated. In January 2004, the Company received a license from the State of New York, Department of Health, effective December 9, 2003, to operate as a LHCSA in the five boroughs of New York City: The Bronx, Brooklyn, Manhattan, Queens and Staten Island, as well as in Nassau County.

     Currently, the Company's primary target market consists of public hospitals, private hospitals and nursing homes in the five (5) Boroughs of New York City, the elderly and patients that have been discharged from hospitals and are recuperating at home. The market for the provision of healthcare services in New York City metropolitan area is very competitive. MT competes with several healthcare service providers and healthcare staffing companies. These competitors include Best Care, All Care Services, White Gloves, and Prefer Nursing. MT believes that it has the capacity to acquire 5% of its primary target market.

     The Company takes into consideration the customer's needs and optimizes its resources to fit those needs. The Company markets its services under the names "M.T. Ultimate Healthcare Staffing and Homecare Services," "M.T. Ultimate Services," or "M.T. Ultimate."

INDUSTRY AND MARKET OVERVIEW

     The provision of nursing staff to hospitals and nursing homes in the United States is an estimated multi-billion dollar industry. Based on research that the Company conducted on twenty-five hospitals and nursing homes, the results show that they employ staff agency employees to cover odd shifts such as nights, weekends and unplanned absenteeism. According to a recent publication of the American Journal of Nursing, the demand for nurses will continue to rise as the "baby boomers" retire. Furthermore, there is a present shortage of skilled nursing professionals which is expected to worsen due to the pressures of managed care. The hospitals, which employ based on headcount, will continue to have a growing need for agency nurses that do not figure into their headcount. The Company remains flexible enough to meet the staffing requirements of both the hospital and the home healthcare segments.

COMPETITION AND COMPETITIVE STRATEGY

     The medical staffing industry is both highly fragmented and highly competitive. There are a large number of firms engaged in the provision of medical personnel. A significant number of these companies are very small competitors operating on a localized basis. There are however, a few larger companies that operate on a national basis. The Company believes that its unique marketing approach, coupled with innovative methods for identifying skilled personnel offer competitive advantages of both forms of competition.

     The Company intends to compete in the nurse staffing industry based primarily on its unique marketing approach, its willingness to provide support to its staff, superior client service, and its aggressive recruitment policy within the United States and abroad. The Company's management believes that its ability to recruit experienced nursing staff and its relationship with its staff gives the Company a competitive advantage.

Recruitment Policy
------------------

     There is currently a pool of trained, experienced, immigrant nurses in the New York City metropolitan area. Most of our competitors are not positioned to identify, connect with, and turn this pool of nurses into a New York State licensed workforce. The Company's strategy for bringing this workforce to market is based in large part on its standing and reputation in these immigrant communities and management's first-hand knowledge of successfully making a cultural conversion as it relates to nursing. The Company intends to attract this pool or nurses by assisting them in obtaining their New York State nursing licenses.

     In addition to this internal recruitment drive, the Company also intends to recruit trained, experienced nurses from the Philippines, India, the West Indies, Africa and Europe. The Company, with the assistance of immigration lawyers, intends to sponsor these nurses, assist them in obtaining New York State nursing licenses, and sign them to renewable three-year employment contracts.

CLIENT BASE AND RECENT DEVELOPMENTS

     The Company has a range of clients, notably spanning hospitals located in the metropolitan New York City area. The Company's largest client is the City of New York Hospitals which accounted for approximately 60% of total revenues for December 31, 2003. The Company actively seeks to increase its client base and to broaden its service and product offerings.

     In January 2004, the Company received a license from the State of New York, Department of Health, effective December 9, 2003, to operate as a LHCSA in the five boroughs of New York City: The Bronx, Brooklyn, Manhattan, Queens and Staten Island, as well as in Nassau County. The Company now has the ability to provide a full range of medically necessary healthcare services. The licensure allows the Company to reach a broader audience of clients requiring skilled, in-home healthcare services such as health planning therapy, drug injections and medication delivery. The licensure also provides the Company with access to client referrals from hospitals, skilled nursing and long-term care facilities that were previously unavailable to the Company.

     In February 2004, the Company established a high tech infusion nursing department that will allow staff to provide highly-specialized nursing services to the Company's clients. With the addition of this new department, the Company's clients can now be referred by doctors, insurance companies or infusion companies to receive highly skilled, in-home specialty health care service by the Company's staff of appropriately qualified registered nursing professionals.

     The Company signed three contracts in 2004 and one in 2003 that relate to its business operations. In July 2004 and in March 2004, the Company signed a contract with Prompt Care, Inc. ("Prompt Care") and MidAtlantic Home Infusion Company ("MidAtlantic"), respectively, to provide Prompt Care and MidAtlantic on an as-needed basis with specialized nursing personnel qualified to provide home infusion therapy to patients in the New York area. In February 2004, the Company signed a contract with Christian Pilgrim Outreach ("CPO"). Under the contract, CPO will provide the Company with access to more than 400 medically trained personnel worldwide over a three-year period. During the second quarter of 2003, the Company signed a contract with CABS Nursing Home of Brooklyn, New York ("CABS") to provide CABS on an as-needed basis with qualified nursing personnel over the next several years.

     The Company expects that, due to planned expansion, the license to operate as a LHCSA, and the new contracts with Prompt Care, MidAtlantic and CABS, the Company will depend less heavily on the City of New York Hospitals as a source of revenue during 2004.

GOVERNMENT REGULATION

     The Company is licensed by the State of New York, Department oh Health to operate as a LHCSA in the five boroughs of New York City and in Nassau County. The Company was required to prepare operating manuals as part of the approval process. Home healthcare licensure requires the Company to make sure that its staff is appropriately qualified, trained and supervised to provide skilled, in-home healthcare services. The Company will be subject to unannounced surveys to assess its compliance with state and federal standards governing the quality and scope of the services it provides. In the event we do not comply with the license, we may be subject to penalties.

EMPLOYEES

     The Company currently employs over sixty (60) people on a full-time basis. These employees include Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses, and Registered Nurses. The Company intends to recruit at least three Registered Nurses during the fourth quarter of 2004.


                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                      ------------------------------------

     This report contains forward looking statements within the meaning of
Section 27a of the Securities Act of 1933 and Section 21e of the Securities Exchange Act of 1934. These forward looking statements are subject to certain risks and uncertainties that could cause actual results to differ materially from historical results or anticipated results, including those set forth, above, in the section entitled "RISK FACTORS" and elsewhere in this Prospectus. The following discussion and analysis should be read in conjunction with the Company's financial statements and notes thereto included in the section entitled "FINANCIAL STATEMENTS" in this Prospectus.

OVERVIEW

     The Company was originally incorporated under the name JavaJuice.net on September 13, 2000. On August 8, 2003, the Company acquired 100% of the outstanding shares of MT pursuant to the Exchange. As a result of the Exchange, the business of MT became the business of the Company, control of the Company shifted to the former MT shareholders and the Company subsequently changed its name to MT Ultimate Healthcare Corp.

     In September 2003, the Company completed an 80 to 1 forward stock split followed by a 1 to 4 reverse stock split. The effects of the Stock Splits have been retroactively reflected in this Prospectus unless otherwise stated.

     MT operates a payroll nurse staffing and homecare business. In February 2004, the Company established a high tech infusion nursing department. In July 2004, the Company acquired all of the issued and outstanding common stock of BP from BP's sole shareholder in exchange for 200,000 shares of the Company's Common Stock. As additional consideration, the Company agreed to pay BP's sold shareholder an aggregate of $150,000 cash payable as follows: a) $25,000 upon closing the transaction; and b) $125,000 payable at the beginning of the month in equal monthly installments of $4,808 over a twenty-five month period beginning June 2004, and a final payment of $4,800 at the beginning of the twenty-sixth month following June 2004. BP provides 24-hour healthcare services to senior citizens in the New Jersey metropolitan area.

     The Company provides healthcare professionals such as Certified Nursing Assistants, Nurse Technicians, Licensed Practical Nurses and Registered Nurses to hospitals, nursing homes, LHCSAs, other health-related businesses, and directly to the homes of the elderly, sick, and incapacitated. The Company also operates a 24-hour healthcare services business for senior citizens.

KNOWN TRENDS, EVENTS AND UNCERTAINTIES

     The Company is aggressively seeking to expand its operations outside of the New York City metropolitan areas. The Company is also actively seeking to broaden its service and product offerings. Continuing its plan from the first and second quarter, the Company is focusing on expanding its business during this third quarter, and throughout the remainder of 2004. Management expects that much of the growth will come from acquisitions and by internal new business development. In particular, the Company plans to extend its high-tech nursing business throughout the area. The Company acquired BP and Abundant in accordance with the Company's acquisition plan.

COMPARISON OF OPERATING RESULTS

THREE MONTHS ENDED JUNE 30, 2004 COMPARED TO THREE MONTHS ENDED JUNE 30, 2003

     Revenues increased to $466,975 from $220,935 for the three months ended June 30, 2003, reflecting an increase of $246,040 (or 110%) for the three months ended June 30, 2004. The increase in revenues was generally due to the results of new business development activities.

     Cost of revenues increased $171,267 from $153,818 for the three months ended June 30, 2003 to $325,085 (or 110%) for the three months ended June 30, 2004. The increase in cost of revenues was directly attributable to the increase in revenues.

     Gross profit increased to $141,890 for the period ended June 30, 2004, an increase of $74,773 (or 110%) from the $67,117 in gross profit realized for the three months ended June 30, 2003. The increase in gross profit was derived from the increase in revenues.

     Gross profit as a percentage of sales ("gross profit margin") was 30% for both the three months ended June 30, 2003 and the three months ended June 30, 2004.

     The Company had General and Administrative (G&A) expenses of $217,395 for the three months ended June 30, 2004, compared to G&A expenses of $55,724 for the three months ended June 30, 2003. This increase in G&A expenses is primarily due to certain research and due diligence actions necessary in evaluating potential acquisitions as well as expanded business development and marketing activities. Management plans for G&A expenses to become less of a percentage of revenues, notably beginning later in 2004.

     For the three months ended June 30, 2004, the Company had a net loss from operations of $75,505, as compared to a net income from operations of $11,393 for the three months ended June 30, 2003. The change in position from net income from operations to net loss from operations was primarily due to the increase in G&A expenses. The Company has incurred a Net Operating Loss
(NOL) from operations. No tax benefit is being recorded at this time due to current uncertainties in the ability of the Company to recover the NOL.

     As of June 30, 2004, the Company had an accumulated deficit of $546,813.

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

     Revenues increased by $426,555 to $881,331 (or 94%) for the six months ended June 30, 2004, compared to $454,776 in revenues for the six months ended June 30, 2003. The increase in revenues was due to new business development activities, notably in the "high tech" nursing practice.

     Cost of revenues increased $396,367 from $268,242 for the six months ended June 30, 2003, to $664,609 (or 148%) for the six months ended June 30, 2004. The increase in cost of revenues was primarily due to the increased revenues as well as certain initial costs associated with launching the Company's "high tech" nursing practice and establishing the office in Baldwin, New York.

     Gross profit increased $30,188 to $216,722 for the six months ended June 30, 2004. This reflects an increase (16%) over the gross profit of $186,534 realized for the six months ended June 30, 2003. The increase in gross profit was mainly attributable to the increase in revenues that was offset by the increase in cost of revenues.

     Gross profit, as a percentage of sales ("gross profit margin"), was 25% for the six months ended June 30, 2003, as compared to 41% for the six months ended June 30, 2004. The decrease in gross profit margin is attributable to the noted increase in the cost of revenues.

     The Company had total General and Administrative (G&A) expenses of $698,782 for the six months ended June 30, 2004, as compared to total G&A expenses of $146,497 for the six months ended June 30, 2003. The increase in expenses was primarily due to the Company's expansion efforts and the issuance of common stock to certain consultants in exchange for services.

     For the six months ended June 30, 2004, the Company had a net loss from operations of $482,060, as compared to net income from operations of $40,037 for the six months ended June 30, 2003. The change in position from net income from operations to net loss from operations was due to resulting increases in the cost of revenues and G&A expenses. Although the Company has incurred a net operating loss ("NOL"), no tax benefit is being recorded at this time.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

     Revenues increased $499,904 (or 76%) from $659,333 for the fiscal year ended December 31, 2002 to $1,159,237 for the fiscal year ended December 31, 2003. The increase in revenues was due to new business infusion and skilled nursing services being provided during 2003.

     Cost of revenues increased $384,728 from $508,144 for the fiscal year ended December 31, 2002 to $892, 872 (or 76%) for the fiscal year ended December 31, 2003. The increase in cost of revenues was due to the increase in sales.

     Gross profit increased $115,176 (or 76%) from $151,189 for the fiscal year ended December 31, 2002 to $266,365 for the fiscal year ended December 31, 2003. The increase in gross profit was attributable to the matching increases in revenues and cost of revenues. As a result, gross profit as a percentage of sales ("gross profit margin") remained the same at 23% for both the fiscal years ended December 31, 2003 and 2002.

     The Company had total expenses of $363,325 for the fiscal year ended December 31, 2003, as compared to total expenses of $143,315 for the fiscal year ended December 31, 2002. The expenses for the fiscal year ended December 31, 2003 consisted of the following: $75,129 of salaries and wages, $77,902 of professional fees, $23,920 of depreciation, $12,867 of interest expense, and $173,507 of operating expenses. In comparison, the expenses for the fiscal year ended December 31, 2002 consisted of $33,355 of salaries and wages, $10,036 of professional fees, $15,527 of depreciation, $7,930 of interest expense, and $76,467 of operating expenses. The increase in expenses was primarily due to infrastructural developments, licensure expenses, and increased operations.

     For the fiscal year ended December 31, 2003, the Company had a net loss from operations of $96,960, as compared to net income of $7,874 for the fiscal year ended December 31, 2002. The change in position from net income from operations to net loss from operations is due to the increase in expenses. Although the Company has incurred an NOL, no tax benefit is being recorded at this time because there is no assurance that the Company will recover the NOL.

     The Company had a net loss of $96,960 for the fiscal year ended December 31, 2003, as compared to net income of $7,874 for the fiscal year ended December 31, 2002. The change in position from net income to net loss is due to the increase in expenses.

     As of December 31, 2003, the Company had an accumulated deficit of $64,753.

     The Company had basic and diluted earnings per share of $(0.00) and $0.00 as of December 31, 2003 and 2002, respectively.

LIQUIDITY AND CAPITAL RESOURCES

SIX MONTHS ENDED JUNE 30, 2004 COMPARED TO SIX MONTHS ENDED JUNE 30, 2003

     As of June 30, 2004, total current assets were $382,097 which consisted of accounts receivable, net of an allowance for doubtful accounts, of $347,088, and other current assets of $35,009.

     As of June 30, 2004, total current liabilities were $106,976 which consisted of accounts payable and accrued liabilities of $52,080, a cash overdraft of $1,345, a note payable of $44,983, and the current portion of capital leases of $8,568.

     Net working capital was $275,121 at June 30, 2004. The ratio of current assets to current liabilities was 3.57 to 1.

     Net cash used in operating activities was $349,458 for the six months ended June 30, 2004, as compared to net cash provided from operating activities of $66,511 for the six months ended June 30, 2003. For the six months ended June 30, 2004, the Company had net loss of $482,060, an increase in accounts receivable of $150,054, an increase in other current assets of $14,837 and a decrease in accounts payable and accrued liabilities of $7,787 that was offset by $15,280 of depreciation and $290,000 of stock issued for services.

     Net cash used in investing activities was $726 for the six months ended June 30, 2004, as compared to net cash used in investing activities of $43,507 for the six months ended June 30, 2003. The Company made investments in property, plant and equipment during these periods.

     Net cash provided from financing activities was $292,579 for the six months ended June 30, 2004, as compared to net cash used in financing activities of $39,158 for the six months ended June 30, 2003. The Company's primary source of cash from financing activities for the six months ended June 30, 2004 was $192,614 notes payable from related parties, as discussed in
Note 3 of Notes to Financial Statements for June 30, 2004, included in the section heading "FINANCIAL STATEMENTS".

     The Company had a net decrease in cash of $57,605 for the six months ended June 30, 2004.

FISCAL YEAR ENDED DECEMBER 31, 2003 COMPARED TO FISCAL YEAR ENDED DECEMBER 31, 2002

     As of December 31, 2003, total current assets were $271,964 which consisted of $54,758 of cash, $197,034 of accounts receivable, net of an allowance for doubtful accounts, and $20,172 of other current assets.

     As of December 31, 2003, total current liabilities were $67,369 which consisted of $59,867 of accounts payable and accrued liabilities and $7,502 of current portion of capital leases.

     Net working capital was $204,595 at December 31, 2003. The ratio of current assets to current liabilities was 4.0.

     The Company had a net increase in cash of $21,068 for the fiscal year ended December 31, 2003. The Company used $153,163 of cash in operating activities, consisting of the Company's net loss of $96,960 and adjustments due to an increase of $62,472 in accounts receivable and an increase of $20,702 in other current assets which were offset by an adjustment of $12,877 for depreciation and an adjustment of $14,094 due to an increase in accounts payable.

     The Company spent $44,775 on property, plant and equipment during the fiscal year ended December 31, 2003.

     Cash flows from financing activities were $219,006 for the fiscal year ended December 31, 2003, consisting of an increase of bank notes in the amount of $60,484, an increase in capital leases of $8,522 and an issuance of 600,000 shares of the Company's common stock as satisfaction of indebtedness in the amount of $150,000.

     Interest expense was $12,867 for the fiscal year ended December 31, 2003. As described in Note 6 of Notes to Financial Statements for December 31, 2003, included in the section heading "FINANCIAL STATEMENTS", the Company has two lines of credit with variable interest rates that are underwritten by the Small Business Administration. As of December 31, 2003, $47,500 with a 6% interest rate was outstanding under one line of credit and $141,197 with a 5% interest rate was outstanding under the other line of credit. The lines of credit mature on January 29, 2009 and January 1, 2005, respectively.

     The Company has several capital leases for computers and telephone equipment. The aggregate capital amount of the leases was $19,754 as of December 31, 2004 of which $7,502 was the current portion of the lease commitment.

     The Company has entered into various leases for office space. As of December 31, 2003, the minimum lease payments under these leases in 2004 was $66,310.

     The Company requires $2 million of financing to expand its business operations through the acquisition of other enterprises and the creation or organization of offices outside of the New York City metropolitan area.
This financing is in addition to $500,000 already raised and a $200,000 commitment. We recently received an aggregate of $500,000 of Convertible Note financing from four (4) unrelated parties. We also received a commitment from these parties to purchase an additional $200,000 of Convertible Notes (subject to the Company's satisfaction of certain conditions as discussed under the heading "RISK FACTORS") upon the effectiveness of the registration statement to which this Prospectus is a part. In connection with the Convertible Note financing, we issued Warrants to purchase 500,000 shares of our Common Stock at an exercise price of $0.45 per share. We will issue identical Warrants to purchase 200,000 shares of our Common Stock along with the commitment to purchase an additional $200,000 of Convertible Notes. At this time, no financing other than the $200,000 commitment has been secured or identified. Our growth and continued operations could be impaired by limitations on our access to the capital markets. Without additional financing, we can continue our operations. However, if we are unable to obtain additional financing upon terms that management deems sufficiently favorable, or at all, it would have a material adverse impact upon our ability to pursue our expansion strategy. There can be no assurance that capital from outside sources will be available, or if such financing is available, it may involve issuing securities senior to our Common Stock or equity financings which are dilutive to holders of our Common Stock. In addition, in the event we do not raise additional capital from conventional sources, it is likely that our growth will be restricted and we may need to scale back or curtail implementing our business plan.

     While the Company is not currently a party to any agreements with respect to any acquisitions, it is possible that an agreement in principle or a definitive agreement as to one or more acquisitions will be executed prior to the completion of the current capital raising efforts. The capital requirements as stated will be sufficient to complete the Company's initial acquisition and expansion phase over the next 18 to 24 months. The Company may require additional investment capital in the future to support additional strategic acquisitions and further expansion initiatives.

CRITICAL ACCOUNTING POLICIES

     Our discussion and analysis of our financial condition and results of operations is based upon our financial statements, which have been prepared in accordance with accounting principals generally accepted in the United States. The preparation of these financial statements requires us to make estimates and judgments that affect the reported amounts of assets, liabilities, revenues and expenses, and related disclosure of any contingent assets and liabilities. On an on-going basis, we evaluate our estimates, including those related to uncollectible receivables, investment values, income taxes and contingencies. We base our estimates on various assumptions that we believe to be reasonable under the circumstances, the results of which form the basis for making judgments about carrying values of assets and liabilities that are not readily apparent from other sources. Actual results may differ from these estimates under different assumptions or conditions.

     We believe the following critical accounting policies affect our more significant judgments and estimates used in the preparation of our financial statements:

     Federal Income Tax. The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities. The Company has incurred an NOL, however, because there is no assurance of recovery of the NOL, it has been fully offset and the Company does not have a deferred tax asset with respect to any portion thereof. The valuation allowance will be evaluated, considering positive and negative evidence about whether the deferred tax asset will be realized. The allowance will either be increased or reduced. A reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

     Use of Estimates. The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period. Actual results could differ from those estimates.

     Accounting Method. The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes.

     Cash and Cash Equivalents. The Company considers all highly liquid debt instruments with a maturity of three months or less at the time of purchase to be in cash equivalents. Cash and cash equivalents consist of checking accounts and money market funds.

     Fair Value of Financial Instruments. The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and payable, accrued and other current liabilities and current maturities of long-term debt approximate fair value due to their short maturity.


                             DESCRIPTION OF PROPERTY
                             -----------------------

     The Company's executive offices are located in Brooklyn, New York. The Company placed a $11,918 security deposit for a five-year lease for approximately 4,000 square feet of office space for its executive offices. The current monthly lease commitment is $3,500 and will increase to $3,939 per month at the end of the lease on October 31, 2008.

     The Company entered into a lease for approximately 850 square feet of office space in Baldwin, New York that became effective on January 1, 2004. The current monthly lease commitment is $1,300. The lease expires in five years.

     The Company currently has a five-year lease for office space in the Bronx, New York that ends in 2007. The rental rate ranges from $650 to $850 per month during the term of the lease.


                  CERTAIN RELATIONSHIPSAND RELATED TRANSACTIONS
                  ---------------------------------------------

GUARANTEES

     The Company has significant related party transactions and/or relationships with the Company's President, MacDonald Tudeme. Mr. Tudeme has guaranteed the Company's bank indebtedness under a $150,000 loan and a $50,000 line of credit, both of which are underwritten by the United States Small Business Administration. Mr. Tudeme has also pledged 5,700,000 shares of Common Stock owned by him as collateral to guarantee the due and punctual performance and payment of the Company's obligations under the Agreement and related documents. Mr. Tudeme has made these guarantees without charging a fee.

ENGAGEMENT LETTER AND ISSUANCE OF COMMON STOCK

     Effective October 1, 2004, the Company entered into an engagement letter with Wayne F. Richardson, as set forth in more detail under the section entitled "DIRECTORS, EXECUTIVE OFFICERS, PROMOTERS AND CONTROL PERSON", above. Mr. Richardson will receive $57,000 as compensation for his services as the Company's Chief Financial Officer. In August 2004, the Company issued 200,000 shares of Common Stock to Wayne F. Richardson for his services as a director of the Company and the Company's Chief Financial Officer.

            MARKET FOR COMMON EQUITY AND RELATED STOCKHOLDER MATTERS
            --------------------------------------------------------

     "Bid" and "asked" offers for the common stock are listed on the NASDAQ OTC-Bulletin Board published by the National Quotation Bureau, Inc. The Company's common stock began regular trading during the fiscal year ended December 31, 2003. The trading symbol for the common stock was "JAVA" and was changed to "MTUH" in connection with the Company's name change and an 80 to one forward stock split in September 2003. As a result of a one to 4 reverse stock split that also occurred in September 2003, the trading symbol was later changed to the current symbol, "MTHC".

     The following table sets forth the high and low bid prices for the Company's common stock for the periods indicated as reported by the NASDAQ OTC-Bulletin Board. The quotations reflect inter-dealer prices, without retail mark-up, mark-down or commission and may not represent actual transactions.



                     Bid Prices
Quarter Ended       High    Low
------------------  -----  -----

September 30, 2004  $0.29  $0.29
June 30, 2004       $0.60  $0.51
March 31, 2004      $1.05  $0.88
December 31, 2003   $1.05  $1.05
September 30, 2003  $1.50  $1.43
June 30, 2003       $0.02  $0.02
March 31, 2003      $0.01  $0.01



     There were 39 holders of record of the common stock as of October 4, 2004. The Company has never paid a cash dividend on its common stock and does not anticipate the payment of a cash dividend in the foreseeable future. The Company intends to reinvest in its business operations any funds that could be used to pay a cash dividend. The Company's common stock is considered a "penny stock" as defined in the Commission's rules promulgated under the Exchange Act. In general, a security which is not quoted on NASDAQ or has a market price of less than $5.00 per share where the issuer does not have in excess of $2,000,000 in net tangible assets (none of which conditions the Company meets) is considered a penny stock. The Commission's rules regarding penny stocks impose additional sales practice requirements on broker-dealers who sell such securities to persons other than established customers and accredited investors (generally persons with net worth in excess of $1,000,000 or an annual income exceeding $200,000 or $300,000 jointly with their spouse). For transactions covered by the rules, the broker-dealer must make a special suitability determination for the purchaser and receive the purchaser's written agreement to the transaction prior to the sale. Thus the Rules affect the ability of broker-dealers to sell the Company's shares should they wish to do so because of the adverse effect that the Rules have upon liquidity of penny stocks. Unless the transaction is exempt under the Rules, under the Securities Enforcement Remedies and Penny Stock Reform Act of 1990, broker-dealers effecting customer transactions in penny stocks are required to provide their customers with (i) a risk disclosure document; (ii) disclosure of current bid and ask quotations if any; (iii) disclosure of the compensation of the broker-dealer and its sales personnel in the transaction; and (iv) monthly account statements showing the market value of each penny stock held in the customer's account. As a result of the penny stock rules the market liquidity for the Company's securities may be severely adversely affected by limiting the ability of broker-dealers to sell the Company's securities and the ability of purchasers of the securities to resell them.



                             EXECUTIVE COMPENSATION
                             ----------------------

                                  SUMMARY COMPENSATION TABLE(1)
                                                           Annual Compensation
                                                          -------------------



Name & Principal                                         Bonus      Other Annual
Position                     Year       Salary ($)        ($)       Compensation
------------------------  ----------  --------------  ------------  ------------
MacDonald S. Tudeme,            2004  $       66,344                 $10,800  (2)
CEO, President,                 2003  $        8,654                 $10,800  (2)
Treasurer and Director          2002  $            0                 $10,800  (2)


(1)     Does not include perquisites and other personal benefits in amounts less than 10% of the total annual salary and other compensation.

(2)     MacDonald S. Tudeme received a vehicle allowance of $10,800 during the fiscal year ended
December 31, 2003 and $10,800 during the fiscal year ended December 31, 2002.  Mr. Tudeme did not receive a vehicle allowance or any other type of compensation during the fiscal year ended
December 31, 2001.

                              FINANCIAL STATEMENTS
                              --------------------


                                      MT ULTIMATE HEALTHCARE CORP
                                      CONSOLIDATED BALANCE SHEET
                                              Unaudited


                                  A S S E T S
                                  -----------
                                                                  JUNE 30,         DECEMBER 31
                                                                 ----------        -----------
Current Assets                                                    2004                2003
---------------
    Cash                                                         $      -           $ 54,758
    Accounts Receivable, net of allowance                          347,088           197,034
    Other Current Assets                                            35,009            20,172
                                                                 ----------        -----------
      Total Current Assets                                         382,097           271,964
                                                                 ----------        -----------
    Property, plant and equipment, net of
    accumulated depreciation                                       115,853           131,859
                                                                 ----------        -----------
      Total  Assets                                              $ 497,950          $403,823
                                                                 ==========        ===========

                              L I A B I L I T I E S
                              ---------------------

Current Liabilities
--------------------

    Accounts Payable and accrued liabilities                        52,080            59,867
    Cash Overdraft                                                   1,345
    Note Payable                                                    44,983                -
    Current Portion Capital Lease                                    8,568             7,502
                                                                 ----------        -----------
      Total Current Liabilities                                    106,976            67,369
                                                                 ----------        -----------
Long-Term Liabilities:
    Bank Note                                                      148,197           188,697
    Notes Payable-Related Party                                    192,614                -
    Capital Leases                                                   7,574            12,252
                                                                 ----------        -----------
      Total Long Term Liabilities                                  348,385           200,949
                                                                 ----------        -----------
      Total Liabilities                                            455,361           268,318

                      S T O C K H O L D E R S ' E Q U I T Y
                    -----------------------------------------

  Common Stock
    400,000,000 authorized shares, par value $.001
    52,060,040  and 50,600,000 shares issued and outstanding        52,060            50,600

  Additional Paid-in-Capital                                        537,342          149,658
  Accumulated Profits /( Deficit)                                  (546,813)         (64,753)
                                                                 ----------        -----------
      Total Stockholders' Equity                                     42,589          135,505
                                                                 ----------        -----------
      Total Liabilities and Stockholders' Equity                 $  497,950         $403,823
                                                                 ==========        ============


                 See accompanying notes to Financial Statements


                                       MT ULTIMATE HEALTHCARE CORP
                                         STATEMENT OF OPERATIONS
                                                UNAUDITED

                                                   FOR THE THREE MONTHS ENDED   FOR THE SIX MONTHS ENDED
                                                              JUNE,30                  JUNE,30
                                                              -------                   -------
                                                         2004         2003         2004         2003
                                                     ------------  -----------  ------------  ---------
REVENUES:
---------

  Revenues                                           $   466,975   $  220,935  $   881,331   $  454,776
                                                     ------------  -----------  ------------  ---------
    Total Revenues                                       466,975      220,935      881,331      454,776

COST OF REVENUES:
-----------------

  Cost of Revenues                                   $   325,085   $  153,818  $   664,609   $  268,242
                                                     ------------  -----------  ------------  ---------
    Gross Profit                                     $   141,890   $   67,117  $   216,722   $  186,534

G&A EXPENSES
------------

  Salaries & Wages                                       111,334       16,473      181,069       57,898
  Stock Issued for Services                                    -            -      290,000            -
  Professional Fees                                       33,826        8,530       69,923       17,580
  Rent                                                    21,582        3,500       43,164        6,000
  Depreciation                                             7,640        5,044       15,280       10,088
  Interest Expense                                         1,708        5,181        5,194        5,957
  Operating Expenses                                      41,305       16,996       94,152       48,974
                                                     ------------  -----------  ------------  ---------
    Total Expenses                                       217,395       55,724      698,782      146,497
                                                     ------------  -----------  ------------  ---------
    Net Income / ( loss ) from Operations                (75,505)      11,393     (482,060)      40,037

PROVISION FOR INCOME TAXES:
---------------------------

  Income Tax Benefit                                           -            -            -            -
                                                     ------------  -----------  ------------  ---------
    Net Income (Loss)                                $   (75,505)  $   11,393  $  (482,060)  $   40,037
                                                     ============  ===========  ============  =========

Basic and Diluted Earnings Per Common Share          $     (0.01)  $     0.00  $     (0.01)  $     0.00
                                                     ------------  -----------  ------------  ---------

Weighted Average number of Common Shares              52,060,040    9,050,000   52,060,040    9,050,000
  used in per share calculations                     ============  ===========  ============  =========


                 See accompanying notes to Financial Statements


                          MT ULTIMATE HEALTHCARE CORP
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                    UNAUDITED

                                                      FOR THE SIX MONTHS ENDED
                                                              JUNE, 30
                                                              --------
                                                           2004       2003
                                                       -----------  ----------
Cash Flows from Operating Activities:
-------------------------------------

  Net Income (Loss)                                     $(482,060)  $ 40,037
  Adjustments to Reconcile net loss to net cash
    provided by (used in) operating activities:
    Depreciation                                           15,280     10,088
    Stock Issued for Services                             290,000          -
    Changes in operating assets and liabilities:
    Accounts Receivable                                  (150,054)   (20,036)
    Other Current Assets                                  (14,837)    24,870
    Accounts Payable and accrued liabilities               (7,787)    11,552
                                                       -----------  ----------
Net Cash Provided from (Used In)Operating Activities     (349,458)    66,511
                                                       -----------  ----------


Cash Flows from Investing Activities:
-------------------------------------
  Property, plant and equipment                              (726)   (43,507)
                                                       -----------  ----------
Net Cash Used in Investing Activities                        (726)   (43,507)
                                                       -----------  ----------

Cash Flows from Financing Activities:
------------------------------------------------------

  Bank Note                                                 4,433    (43,865)
  Note Payable - Related Party                            192,614          -
  Issuance of Stock                                        99,144          -
  Capital Leases                                           (3,612)     4,707
                                                       -----------  ----------
Net Cash Provided from (Used In) Financing Activities     292,579    (39,158)
                                                       -----------  ----------

Net Decrease in Cash                                      (57,605)   (16,154)
                                                       -----------  ----------
Cash Balance,  Begin Period                                17,366     33,690
                                                       -----------  ----------
Cash Balance,  End Period                               $  (1,345)  $ 17,536
                                                       ===========  ==========

Supplemental Disclosures:
  Cash Paid for interest                                $   5,194   $  5,957
                                                       ===========  ==========
  Cash Paid for income taxes                            $       -   $      -
                                                       ===========  ==========


                See accompanying notes to Financial Statements.

                          MT ULTIMATE HEALTHCARE CORP.
                          NOTES TO FINANCIAL STATEMENTS
                                  JUNE 30, 2004


NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------


ORGANIZATION
------------

The Company was originally incorporated under the laws of the State of Nevada on September 13, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. The company has a total of 400,000,000 authorized shares with a par value of $.001 per share and with 52,060,040 shares issued and outstanding as of June 30, 2004. The Company filed an amended Articles of Incorporation with the State of Nevada on August 15, 2003 to change the name to MT Ultimate Healthcare Corp from Java Juice.net and to increase the authorized shares to 400,000,000 common shares. Also, the Company agreed to an 80-to-1 forward split of the shares in this amended filing. On September 29, 2003, the Company agreed to a 1-for-4 reverse split. These financial statements reflect these filings.

FINANCIAL  STATEMENT  PRESENTATION
----------------------------------

The consolidated un-audited interim financial statements of the Company as of June 30, 2004 and for the three months ended June 30, 2004, included herein have been prepared in accordance with the instructions for Form 10QSB under the Securities Exchange Act of 1934, as amended, and Article 10 of Regulation S-X under the Securities Act of 1933, as amended. Certain information and note disclosures normally included in financial statements prepared in accordance with generally accepted accounting principles have been condensed or omitted pursuant to such rules and regulations relating to interim consolidated financial statements.

In the opinion of management, the accompanying consolidated un-audited interim financial statements reflect all adjustments, consisting only of normal recurring adjustments, necessary to present fairly the financial position of the Company at June 30, 2004, and the results of their operations for the three months ended June 30, 2004 and 2003, and their cash flows for the three months ended June 30, 2004 and 2003.

The results of operations for such periods are not necessarily indicative of results expected for the full year or for any future period. These financial statements should be read in conjunction with the audited consolidated financial statements as of December 31, 2003 and related notes included in the Company's Form 10-KSB, as amended, filed with the Securities and Exchange Commission

BASIS  OF  PREPARATION  AND  PRESENTATION
-----------------------------------------

The accompanying consolidated financial statements have been prepared to reflect the legal acquisition on August 8, 2003 of MT Marketing Int. Corp. (Marketing) by MT Ultimate Healthcare Corp., (MT Ultimate) formerly JavaJuice.net. The consolidated financial statements of MT Ultimate give effect to the acquisition under which the shareholders of Marketing exchanged all of their common shares in Marketing for common shares of MT Ultimate.

Notwithstanding its legal form, the acquisition has been accounted for as a reverse takeover, as the former shareholders of Marketing own in aggregate approximately 72% of the common shares of MT Ultimate, and are the majority shareholders of the Company. Also, as MT Ultimate was an inactive company with nominal net non-monetary assets, the acquisition has been accounted for as an issuance of stock by Marketing accompanied by a recapitalization.

As required under reverse takeover accounting, these financial statements have been issued under the name of MT Ultimate and reflect the share capital structure of MT Ultimate. However, they reflect the financial statements of Marketing and account for the acquisition as an acquisition of MT Ultimate by Marketing. The consolidated financial statements therefore include:

     (a) A consolidated balance sheet prepared from the audited balance sheets of Ultimate and Marketing at June 30, 2004.

     (b) Consolidated statements of operations, cash flows and changes in shareholders' equity prepared from the audited statements of operations, cash flows and changes in shareholders' equity (deficit) of Marketing for the periods from January 1, 2004 to June 30, 2004 with a comparative figures for the similar period from January 1, 2003 to June 30, 2003.

PRINCIPLES  OF  CONSOLIDATION
-----------------------------

The accompanying consolidated financial statements include the accounts of MT Ultimate Healthcare Corp and it's wholly owned subsidiary MT Marketing Int.
Corp. (collectively "the Company"). Investments in which the Company does not have a majority voting or financial controlling interest are accounted for under the equity method of accounting unless its ownership constitutes less than a 20% interest in such entity for which such investment would then be included in the consolidated financial statements on the cost method. All significant inter-company transactions and balances have been eliminated in consolidation.

ACCOUNTING  METHOD
------------------

The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. A total of $7,640 and $5,044 have been recorded in the financial statements for the three month periods ended June 30, 2004 and June 30,2003.


EARNINGS PER COMMON SHARE
-------------------------

The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Such securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

NOTE 2  -  COMMON STOCK
-----------------------

In February 2004, a total of 1,160,000 shares of common stock were issued for services to consultants. These shares have been valued at $.25 per share for a total of $290,000. In February, a $50,000 note was converted into 200,000 shares of common stock. In June 2004, we received $100,000 in consideration for 400,000 shares of common stock. The 400,000 shares of common stock were issued after the date of this report and were not accounted for by the Company for accounting purposes as of June 30, 2004.

NOTE 3  -  RELATED PARTIES
--------------------------

The Company has significant related party transactions and/or relationships with the Company's President, MacDonald Tudeme. Mr. Tudeme has guaranteed the Company's bank indebtedness up to $200,000 without charging a fee. The Company entered into a flexible lease for office space in Brooklyn, New York with its majority shareholders and Directors, MacDonald Tudeme and Marguerite Tudeme, who own the leased property. The lease commitmentof $550 per month was terminated October 31, 2003. For the quarter ended March 31, 2004 the same related party advanced the Company $17,614 on a demand note without interest.

NOTE 4  -  NOTES PAYABLE
------------------------

The Company has a $200,000 SBA line of credit which is payable on demand on January 29,2009. It bears interest at bank prime rate plus 1% for any outstanding operating indebtedness. As of June 30, 2004 , the short term balance was $44,983 and long term balance was $148,197.

The Company received $20,000, and $55,000 in connection with demand notes which are due in September 2004 and bear interest at 5% per annum.


NOTE 5  -CAPITAL LEASES
----------------------

The company entered into lease arrangements to acquire equipment which has been financed by a long-term liability. The liability recorded under the capital lease represents the minimum lease payments payable of imputed interest at an average of 19.0% per annum over three (3) years. The current portion of the capital lease obligation is $8,568 and the long-term portion is $7,574.


NOTE 6  -TRADE RECEIVABLES
--------------------------

A summary of net trade receivables as of June 30, 2004 shows that hospital client receivables outstanding were $126,319, and the other receivables being $220,769. The total net receivables outstanding as of June 30, 2004 were $347,088

                REPORT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANT
                -------------------------------------------------


To the Board of Directors and Shareholders
MT Ultimate Healthcare Corp
New York, NY

We have audited the accompanying consolidated balance sheet of MT Ultimate Healthcare Corp. (formerly Java Juice.net) ("Company") as of December 31, 2003 and the related consolidated statement of operations, changes in stockholders' equity, and consolidated statement of cash flows for the year ended December 31, 2003 and 2002. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on the financial statements based on our audit.

We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provides a reasonable basis for our opinion.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 2003, and the results of its operations and their cash flows for the years ended December 31, 2003 and 2002 in conformity with accounting principles generally accepted in the United States.



                                Clyde Bailey P.C.


March 16, 2004
Except for Note 9, May 18, 2004
San Antonio, Texas



                          MT ULTIMATE HEALTHCARE CORP
                            (FORMERLY JAVA JUICE.NET)
                           CONSOLIDATED BALANCE SHEET
                            As of December 31, 2003



                                  A S S E T S
                                ----------------
Current Assets
--------------

      Cash                                        $   54,758
      Accounts Receivable, net of allowance          197,034
      Other Current Assets                            20,172
                                                ----------------
        Total Current Assets                                                  271,964
                                                                      ----------------

      Property, plant and equipment, net of accumulated depreciation          131,859
                                                                      ----------------
        Total  Assets                                                 $       403,823
                                                                      ================

                              L I A B I L I T I E S
                             ----------------------

  Current Liabilities
---------------------
      Accounts Payable and accrued liabilities        59,867
      Current Portion Capital Lease                    7,502
                                                ----------------

        Total Current Liabilities                                              67,369
                                                                      ----------------

  Long-Term Liabilities:
      Bank Note                                      188,697
      Capital Leases                                  12,252
                                                ----------------

        Total Long Term Liabilities                                           200,949
                                                                      ----------------
        Total Liabilities                                                     268,318


                      S T O C K H O L D E R S ' E Q U I T Y
                    -----------------------------------------

    Common Stock                                      50,600

    Additional Paid-in-Capital                       149,658
    Accumulated Deficit                              (64,753)
                                                ----------------

        Total Stockholders' Equity                                            135,505
                                                                      ----------------
        Total Liabilities and Stockholders' Equity                    $       403,823
                                                                      ================


                                           F-2
                      See accompanying notes to Financial Statements.

                             MT ULTIMATE HEALTHCARE CORP
                              (FORMERLY JAVA JUICE.NET)
                               STATEMENT OF OPERATIONS
                                       Restated


                                                   FOR THE TWELVE MONTHS ENDED
                                              ---------------------------------------
                                               DECEMBER 31, 2003   DECEMBER 31, 2002
                                              -------------------  ------------------
REVENUES:
---------
  Revenues                                    $        1,159,237   $          659,333
                                              -------------------  ------------------
    Total Revenues                                     1,159,237              659,333

COST OF REVENUES:
-----------------

  Cost of Revenues                            $          892,872   $          508,144
                                              -------------------  ------------------
    Gross Profit                              $          266,365   $          151,189

EXPENSES:
---------

  Salaries & Wages                                        75,129               33,355
  Professional Fees                                       77,902               10,036
  Depreciation                                            23,920               15,527
  Interest Expense                                        12,867                7,930
  Operating Expenses                                     173,507               76,467
                                              -------------------  ------------------
    Total Expenses                                       363,325              143,315
                                              -------------------  ------------------
    Net loss from Operations                             (96,960)               7,874

PROVISION FOR INCOME TAXES:
---------------------------

  Income Tax Benefit                                           -                    -
                                              -------------------  ------------------
    Net Income (Loss)                         $          (96,960)  $            7,874
                                              ===================  ==================


Basic and Diluted Earnings Per Common Share   $            (0.00)  $             0.00
                                              -------------------  ------------------

Weighted Average number of Common Shares              39,383,333           34,000,000
                                              ===================  ==================
  used in per share calculations



                          MT ULTIMATE HEALTHCARE CORP
                            (FORMERLY JAVAJUICE.NET)
                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                    Restated


                                                   FOR THE TWELVE MONTHS ENDED
                                                 ------------------------------
                                                     DECEMBER 31, DECEMBER 31,
                                                         2003         2002
                                                     ------------  ----------
Cash Flows from Operating Activities:
---------------------------------------

    Net Income (Loss)                                $  (96,960)  $  7,874
    Adjustments to Reconcile net loss to net cash
      provided by (used in) operating activities:
      Depreciation                                       12,877     15,527
      Changes in operating assets and liabilities:
      Accounts Receivable                               (62,472)    (78,113)
      Other Current Assets                              (20,702)          -
      Accounts Payable                                   14,094      17,078
                                                     ------------  ----------
  Net Cash Provided from Operating Activities          (153,163)    (37,634)
                                                     ------------  ----------


  Cash Flows from Investing Activities:
---------------------------------------

    Property, plant and equipment                       (44,775)    (18,103)
                                                     ------------  ----------
  Net Cash Used in Investing Activities                 (44,775)    (18,103)
                                                     ------------  ----------


  Cash Flows from Financing Activities:
----------------------------------------

    Bank Note                                            60,484      72,896
    Capital Leases                                        8,522           -
    Common Stock                                        150,000      13,500
                                                     ------------  ----------
  Net Cash Provided from Financing Activities           219,006      86,396
                                                     ------------  ----------


  Net Increase in Cash                                   21,068      30,659
                                                     ------------  ----------
  Cash Balance,  Begin Period                            33,690       3,031
                                                     ------------  ----------
  Cash Balance,  End Period                          $   54,758   $  33,690
                                                     ============  ==========


  Supplemental Disclosures:
    Cash Paid for interest                           $   10,553   $  7,930
                                                     ============  ==========
    Cash Paid for income taxes                       $        -   $       -
                                                     ============  ==========



                   See accompanying notes to Financial Statements.


                                  MT ULTIMATE HEALTHCARE CORP
                                   (FORMERLY JAVA JUICE.NET)
                              STATEMENT OF  STOCKHOLDERS' EQUITY
                                            Restated


                                                      $0.001     Paid-In  Accumulated  Stockholders'
                                         Shares      Par Value   Capital    Deficit       Equity
                                       -----------  -----------  --------  ---------     --------
   Balance December 31, 2001                1,000   $    1,000   $  3,643  $ 24,333      $ 28,976

   Stock Issued for Cash                        -        8,055      5,445                  13,500

   Net Loss                                                                   7,874         7,874
                                       -----------  -----------  --------  ---------     --------

   Balance December 31, 2002                1,000   $    9,055   $  9,088  $ 32,207      $ 50,350


   Prior MT Marketing capital              (1,000)      (9,055)         -     9,055             -
     replaced by MT Ultimate capital
     upon consolidation under reverse
     takeover accounting

   Current MT Marketing capital        50,000,000       50,000     32,115   (50,000)       32,115
     replaced by MT Ultimate capital
     upon consolidation under reverse
     takeover accounting

   Transferred to Additional Paid in                              (40,945)   40,945             -
      Capital

   Stock Issued for Debt                  600,000          600    149,400                 150,000

   Net Loss                                                                 (96,960)      (96,960)
                                       -----------  -----------  --------  ---------     --------
   Balance December 31, 2003           50,600,000   $   50,600   $149,658  $(64,753)     $135,505
                                       ===========  ===========  ========  =========     ========


                           MT Ultimate Healthcare Corp
                            (formerly Java Juice.net)
                          Notes to Financial Statements
                                December 31, 2003



NOTE 1  -  SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES
-----------------------------------------------------

ORGANIZATION
------------

The Company was originally incorporated under the laws of the State of Nevada on September 13, 2001 for the purpose to promote and carry on any lawful business for which a corporation may be incorporated under the laws of the State of Nevada. The company has a total of 400,000,000 authorized shares with a par value of $.001 per share and with 50,600,000 shares issued and outstanding as of December 31, 2003. The Company filed an amended Articles of Incorporation with the State of Nevada on August 15, 2003 to change the name to MT Ultimate
Healthcare Corp from Java Juice.net and to increase the authorized shares to 400,000,000 common shares. Also, the Company agreed to a 80 to 1 forward split of the shares in this amended filing. On September 29, 2003, the Company agreed to a 1 for 4 reverse split. These financial statements reflect these filings.

BASIS  OF  PREPARATION  AND  PRESENTATION:

The accompanying consolidated financial statements have been prepared to reflect the legal acquisition on August 8, 2003 of MT Marketing International Inc. ("Marketing") by MT Ultimate Healthcare Inc. formerly Java Juice.net ("Ultimate") (the "Acquisition"). The consolidated financial statements of Ultimate give effect to the Acquisition under which the shareholders of Marketing exchanged all of their common shares of Marketing for common shares of Ultimate.

Notwithstanding its legal form, the Acquisition has been accounted for as a reverse takeover, as the former shareholders of Marketing own in aggregate approximately 72% of the common shares of Ultimate, and so are now the majority shareholders of Ultimate. Also, as Ultimate was an inactive company with nominal net non-monetary assets, the Acquisition has been accounted for as an issuance of stock by Marketing accompanied by a recapitalization.

As required under reverse takeover accounting, these financial statements have been issued under the name of Ultimate and reflect the share capital structure of Ultimate. However, they reflect the financial statements of Marketing and account for the Acquisition as an acquisition of Ultimate by Marketing. The consolidated financial statements therefore include:

(a) a consolidated balance sheet prepared from the audited balance sheets of Ultimate and Marketing as at December 31, 2003.

(b) consolidated statements of operations, cash flows and changes in shareholders' equity prepared from the audited statements of operations, cash flows and changes in shareholders' equity (deficit) of Marketing for the periods from January 1, 2002 to December 31, 2003. The results of operations, cash flows and changes in shareholders' equity (deficit) of Ultimate are included commencing July 1, 2003, the effective date of the Acquisition.

PRINCIPLES  OF  CONSOLIDATION
-----------------------------

The accompanying consolidated financial statements include the accounts of MT Ultimate Healthcare Corp and its wholly owned subsidiary MT Marketing International Inc. collectively "the Company"). Investments in which the Company does not have a majority voting or financial controlling interest are accounted for under the equity method of accounting unless its ownership constitutes less than a 20% interest in such entity for which such investment would then be included in the consolidated financial statements on the cost method. All significant inter-company transactions and balances have been eliminated in consolidation.

FEDERAL  INCOME  TAX
--------------------

The Company has adopted the provisions of Financial Accounting Standards Board Statement No. 109, Accounting for Income Taxes. The Company accounts for income taxes pursuant to the provisions of the Financial Accounting Standards Board Statement No. 109, "Accounting for Income Taxes", which requires an asset and liability approach to calculating deferred income taxes. The asset and liability approach requires the recognition of deferred tax liabilities and assets for the expected future tax consequences of temporary differences between the carrying amounts and the tax basis of assets and liabilities.

USE  OF  ESTIMATES
------------------

The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure on contingent assets and liabilities at the date of the financial statements, and the reported amounts of revenues and expenses during the reporting period.
Actual  results  could  differ  from  those  estimates.

ACCOUNTING  METHOD
------------------

The Company's financial statements are prepared using the accrual method of accounting. Revenues are recognized when earned and expenses when incurred. Fixed assets are stated at cost. Depreciation and amortization using the straight-line method for financial reporting purposes and accelerated methods for income tax purposes. A total of $12,877 has been recorded in the financial statements for the six months period ended December 31, 2003.

EARNINGS PER COMMON SHARE
-------------------------

The Company adopted Financial Accounting Standards (SFAS) No. 128, "Earnings Per Share," which simplifies the computation of earnings per share requiring the restatement of all prior periods.

Basic earnings per share are computed on the basis of the weighted average number of common shares outstanding during each year.

Diluted earnings per share are computed on the basis of the weighted average number of common shares and dilutive securities outstanding. Dilutive securities having an anti-dilutive effect on diluted earnings per share are excluded from the calculation.

ADVERTISING
-----------

The Company expensed Advertising and Marketing expenditures in the amount of $9,131 for the year ended December 31, 2003.

CASH  AND  CASH  EQUIVALENTS
----------------------------

The Company considers all highly liquid debt instruments with a maturity of three months or less at the time of purchase to be cash equivalents. Cash and cash equivalents consist of checking accounts and money market funds.

FAIR  VALUE  OF  FINANCIAL  INSTRUMENTS
---------------------------------------

The carrying amounts of financial instruments including cash and cash equivalents, accounts receivable and payable, accrued and other current liabilities and current maturities of long-term debt approximate fair value due to their short maturity.

RECENT  ACCOUNTING  PRONOUNCEMENTS
----------------------------------

In November 2002, the FASB issued Interpretation No. 45, "Guarantor's Accounting and Disclosure Requirements for Guarantees, including Indirect Guarantees of Indebtedness of Others" ("Interpretation No. 45"). Interpretation No. 45 elaborates on the existing disclosure requirements for most guarantees, including loan guarantees such as standby letters of credit. It also clarifies that at the time a company issues a guarantee, the company must recognize an initial liability for the fair market value of the obligations it assumes under that guarantee and must disclose that information in its interim and annual financial statements. The initial recognition and measurement provisions of Interpretation No. 45 apply on a prospective basis to guarantees issued or modified after December 31, 2002. Interpretation No. 45 did not have an effect on the financial statements.

In  January  2003,  the  FASB  issued  Interpretation  No. 46, "Consolidation of
Variable Interest Entities" ("Interpretation No. 46"), that clarifies the application of Accounting Research Bulletin No. 51, "Consolidated Financial Statements," to certain entities in which equity investors do not have the characteristics of a controlling financial interest or do not have sufficient equity at risk for the entity to finance its activities without additional subordinated financial support from other parties. Interpretation No. 46 is applicable immediately for variable interest entities created after January 31, 2003. For variable interest entities created prior to January 31, 2003, the provisions of Interpretation No. 46 are applicable no later than July 1, 2003. Interpretation No. 46 did not have an effect on the financial statements.

In December 2002, the FASB issued SFAS No. 148, "Accounting for Stock-Based Compensation -- Transition and Disclosure, an amendment of FASB Statement No. 123" ("SFAS 148"). This Statement amends SFAS 123 to provide alternative methods of transition for a voluntary change to the fair value method of accounting for stock-based employee compensation. In addition, SFAS 148 amends the disclosure requirements of SFAS 123 to require prominent disclosures in both annual and interim financial statements. Certain of the disclosure modifications are required for fiscal years ending after December 15, 2002 and are included in the notes to these consolidated financial statements.

Statement of Financial Accounting Standards SFAS No. 149, "Amendment of Statement 133 on Derivative Instruments and Hedging Activities", SFAS No. 150, "Accounting for Certain Financial Instruments with Characteristics of both
Liabilities and Equity", were recently issued. SFAS No, 149, and 150 have no current applicability to the Company or their effect on the financial statements would not have been significant.

NOTE 2 - EQUIPMENT
------------------




                                                ACCUMULATED
                                     COST      DEPRECIATION   NETBOOK
                                                               VALUE
                                 -------------------------------------
Furniture and equipment          $    110,289  $      31,151  $ 79,138
Computer equipment                     20,956          7,604    13,352
Leasehold Improvements                 48,607          9,238    39,369
software                         -------------------------------------
                                 $    179,852  $      47,993  $131,859
                                 =====================================



A total of $23,920 and $15,527 has been recognized as depreciation expense for the period ended December 31, 2003 and 2002.

NOTE 3  -  COMMON STOCK
-----------------------

On August 8, 2003 the Company acquired MT Marketing International Corp ("MT Marketing") as an operating subsidiary for 16,000,000 shares of common stock and accounted for the acquisition as a reverse merger or a recapitalization.

The Company agreed to a 80 to 1 forward split of the shares on August 15, 2003. On September 29, 2003, the Company agreed to a 1 for 4 reverse split. These financial statements reflect these filings.

In December of 2003, the Company converted $150,000 of debt to equity by issuing 600,000 shares of common stock to the debtor.

NOTE 4-  FEDERAL  INCOME  TAX
-----------------------------

The components of the provision for income tax (expense) benefits are as follows:

                                Year Ended December 31,
                                -----------------------
                             2003                      2002
                             ----                      ----
     Deferred:
     Federal            ($   32,966)              $     2,677
     State              (     4,363)                      354
                        -----------------    ------------------
                        ($   37,329)              $     3,031
                        -----------------    ------------------


Such income tax (expense) benefits are included in the accompanying consolidated financial statements as follows:

                                Year Ended December 31,
                                -----------------------
                             2003                      2002
                             ----                      ----

Income from operations     ($  37,329)              $    3,031
Non-Deductible Expenses
  and Non-Taxable Income           -0-                     -0-
                       -------------------       -------------------
                          ($   37,329)               $   3,031


The above provision has been calculated based on Federal and State statutory rates in the adjusted rates of 34% for Federal and 4.5% for State tax rates.

Temporary differences, which give rise to deferred tax assets and liabilities are as follows:

                                Year Ended December 31,
                                -----------------------
                             2003                      2002
                             ----                      ----

Deferred  tax  assets:
Net  Operating  Loss    ($    37,329)                 $  3,031
                       -------------------       -------------------

Net  deferred  tax
assets  (liabilities)  ($     37,329)                 $  3,031
                       ===================       ===================


NOTE 4-  FEDERAL  INCOME  TAX  (CON'T)
-------------------------------------

Net deferred tax assets and liabilities have been presented in the financial statements as follows:

                                          Year Ended December 31,
                                          -----------------------
                                       2003                      2002
                                       ----                      ----

Deferred income taxes - current   $     ( 37,329)              $   3,031
Valuation  Allowance                      37,329                (  3,031)
                                  ---------------           ----------------

Net  deferred  tax  assets        $          -0-               $      -0-
                                 ================           =================



The valuation allowance offsets the net deferred tax asset for which there is no assurance of recovery. The change in the valuation allowance for the years ended December 31, 2003 and 2002 totaled $37,329 and ($3,031), respectively. The net operating loss carry- forward begins to expire in year 2022. The valuation allowance will be evaluated at the end of each year, considering positive and negative evidence about whether the deferred tax asset will be realized. At that time, the allowance will either be increased or reduced; reduction could result in the complete elimination of the allowance if positive evidence indicates that the value of the deferred tax assets is no longer impaired and the allowance is no longer required.

NOTE 5  -  RELATED PARTIES
--------------------------

The Company has significant related party transactions and/or relationships with the Company's President, MacDonald Tudeme. Mr. Tudeme have guaranteed the Company's bank indebtedness up to $200,000 without charging a fee.The Company entered into a flexible lease for office space in Brooklyn, New York with its majority shareholders and Directors, MacDonald Tudeme and Marguerite Tudeme, who own the leased property. The lease commitment as $550 per month and was terminated October 31, 2003.

NOTE 6  -  NOTES PAYABLE AND CAPITAL LEASES
-------------------------------------------

The Company is indebted to the Community Capital Bank in Brooklyn NY for two loans underwritten by the SBA Administration. One of the loans is a line of credit granted on August 29, 2003 with a variable interest rate with the Accounts Receivable of the Company as security for the loan. As of December 31, 2003, the balance of the line of credit is $47,500 and the rate of interest is 6%. The loan matures on January 29, 2009.

NOTE 6  -  NOTES PAYABLE AND CAPITAL LEASES (CON'T)
---------------------------------------------------

The other loan has a balance outstanding as of December 31, 2003 of $141,197. The note is a line of credit note that has a variable interest rate and as of December 31, 2003 carried an interest rate of 5%. The note is secured by a floating charge over all of the assets of the Company. The note matures on January 1, 2005.

There are several leases for computers and telephone equipment that are being capitalized. The balance of the notes as of December 31, 2003 is $19,754 with various interest rates from 8% to 14% and matures in 36 to 48 months.


NOTE  7 - ECONOMIC DEPENDENCY
-----------------------------

The Company received a substantial portion of its revenues from one customer. In 2003 and 2002, revenues from that customer were $852,051 and $335,757 respectively. At December 31, 2003 and 2002, accounts receivable from that customer were $158,021 and $95,840. This represents 73% of Gross Revenues and 80% of total Account Receivable and Notes Receivable for 2003.


NOTE 8 - LEASES
---------------

The Company entered into a new office lease effective November 1, 2003. The term of the lease is five year and expires October 31, 2008. The base monthly rate is $3,500 per month and raises to $3,939 per month at the end of the term of the lease. The Company placed a #11,918 deposit as security for the lease. A second office lease is in effect for an office in the Bronx NY that started November 1, 2002 and expires on November 1, 2007. The monthly rental rated started at $650 to $850 per month at the expiration of the lease. The Company has also signed a third lease in Baldwin NY effective January 1, 2004 that expires November 30,
2008.  The  base  monthly  rental  rate  is  $1,300.

Minimum lease payments under leases at December 31, 2003, are as follows:

                    2004                $66,310
                    2005                 68,126
                    2006                 70,033
                    2007                 71,073
               Future Years               3,692

NOTE 9 - RESTATEMENT
--------------------

Subsequent to the issuance of the Company's December 31, 2003 financial statements, management determined that it should restate its year end December 31, 2003 and 2002 financial statements and related disclosures to reflect the acquisition of MT Marketing Inc. as a reverse merger or recapitalization instead of a "purchase" acquisition. Pursuant to the rules of reverse merger accounting the historical activity of the acquired company (Marketing) is shown in the statements of operations and cash flows for the twelve months ended December 31, 2003 and 2002.


A summary of the significant effects of the restatement is as follows;


December 31, 2003
-----------------
                              As Previously           As
                                Reported           Restated
                               ------------------------------

Goodwill                        24,743                -0-
Additional Paid In Capital     239,400            149,658
Accumulated Deficit           (129,752)         (  65,753)

Revenues                       636,978         1,159,237
Cost of Revenues               507,486           892,872
Expenses                       251,891           363,325
Income (Loss) from Operations (122,399)        (  96,960)

December 31, 2002
-----------------

Revenues                        -0-              659,333
Cost of Revenues               - 0-              508,144
Expenses                         5,384           143,315
Income (Loss) from Operations  ( 5,384)            7,874

               Changes in and Disagreements with Accountants on
               ------------------------------------------------
                       Accounting and Financial Disclosure
                       -----------------------------------
     None.


PART II.  INFORMATION NOT REQUIRED IN PROSPECTUS

INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Our Articles of Incorporation, as amended, and Bylaws provide for indemnification from liability of our officers and directors to the fullest extent permitted by Nevada General Corporation Law ("Nevada Law"), including future amendments to Nevada Law. Nevada Law generally provides that we may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative (hereinafter a "Proceeding") by reason of the fact that the person is or was a director, officer, employee or agent of the Company, or is or was serving at the request of the Company as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys' fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by the person in connection with the Proceeding upon a determination by our stockholders, a majority of our disinterested directors or independent legal counsel that indemnification is proper in the circumstances, provided that: a) the it is not proven that the person's act or failure to act constituted a breach of the person's fiduciary duties as an officer or director, and the person's breach of those duties involved intentional misconduct, fraud or a knowing violation of law (the "Provision for Limited Liability"); or b) the person acted in good faith and in a manner which the person reasonably believed to be in or not opposed to the best interests of the Company, and, with respect to any criminal action or proceeding, the person had no reasonable cause to believe that the person's conduct was unlawful. Such an indemnification payment might deplete the Company's assets. Nevada Law also generally limits the liability of our officers and directors for any damages as a result of any act or failure to act in the officer's or director's capacity as an officer or director subject to the Provision for Limited Liability. Thus, the Company may be prevented from recovering damages for certain alleged errors or omissions by the officers and directors for liabilities incurred in connection with their good faith acts for the Company.

OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the estimated expenses to be incurred in connection with the distribution of the securities being registered. The expenses shall be paid by the Registrant.

     SEC Registration Fee               $     603
     Legal Fees and Expenses               35,000*
     Accounting Fees and Expenses          10,000*
     Miscellaneous                          5,000*
                                            ------

     TOTAL                              $  50,603*
                                           =======

*     Estimated.

RECENT SALES OF UNREGISTERED SECURITIES

     In March 2002, the Company issued a total of 14,000,000 shares of Common Stock which were not registered under the Act to 33 investors in exchange for $35,000, pursuant to an offering conducted under an exemption provided by Rule 504 of Regulation D, promulgated under the Act, as amended. The offering was registered for sale by the Nevada Secretary of State Securities Division on November 20, 2001. The shares were all sold to unaccredited investors who were friends, family members, acquaintances and/or business associates of our sole officer and director and of the registered sales agent.

     On September 2, 2003, the Company issued 16,000,000 shares of Common Stock which were not registered under the Act pursuant to an Exchange Agreement whereby MT became a wholly-owned subsidiary of the Company. The Company claims the exemption from registration afforded by Rule 506 of Regulation D under the Act.

     On December 4, 2003, the Company issued an aggregate of 600,000 shares of Common Stock which were not registered under the Act to four entities in exchange for the cancellation of $150,000 of indebtedness. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     On January 15, 2004, the Company issued 100,000 shares, and on February 10, 2004, the Company issued 400,000 shares (or an aggregate of 500,000 shares) of Common Stock which were not registered under the Act to an individual as additional consideration for entering into a Consulting Services Agreement with the Company. The Company claims an exemption from registration afforded by
Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     On February 10, 2004, the Company issued an aggregate of 760,000 shares of Common Stock which were not registered under the Act to three individuals consisting of 500,000 shares as additional consideration for an employment agreement, 250,000 shares for consulting services, and 10,000 shares as an incentive to join the Company as its first Director of Patient Services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     On February 24, 2004, the Company issued 200,000 shares of Common Stock which were not registered under the Act to an unrelated entity to convert $50,000 of indebtedness that the Company owed to such entity into equity. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In June 2004, the Company agreed to issue 400,000 shares of Common Stock which were not registered under the Act to an entity in consideration for $100,000. Subsequent to June 30, 2004, the shares were issued, but for accounting purposes they were not treated as issued. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In July 2004, the Company issued 500,000 shares of Common Stock which were not registered under the Act to an individual in consideration for consulting services rendered from September 2003 to the present. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In August 2004, the Company issued 200,000 shares of Common Stock which were not registered under the Act to Wayne F. Richardson for his services as a director of the Company and the Company's Chief Financial Officer. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuance did not involve a public offering, the recipient took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuance and no underwriting discounts or commissions were paid by the Company.

     In August 2004, the Company issued an aggregate of 400,000 shares of Common Stock which were not registered under the Act consisting of 200,000 shares to the former BP shareholder in exchange for 100% of the common stock of BP, and 200,000 to an individual unrelated to the Company as consideration for consulting services. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients took the shares for investment and not resale and the Company took appropriate measures to restrict transfer. No underwriters or agents were involved in the foregoing issuances and no underwriting discounts or commissions were paid by the Company.

     In August 2004, we entered into a Securities Purchase Agreement with Partners, Offshore, Qualified and New Millennium for the sale of (i) an aggregate of $700,000 of Convertible Notes that, as of the Filing Date, could be converted into approximately 6,194,690 shares of Common Stock at $0.113 per share; and (ii) Warrants to purchase 700,000 shares of Common Stock at $0.45 per share. We have received $500,000 and, subject to our satisfaction of certain conditions described in the section entitled "RISK FACTORS", will receive an additional $200,000 upon the effectiveness of the registration statement to which this Prospectus is a part. The Company claims an exemption from registration afforded by Section 4(2) of the Act since the foregoing issuances did not involve a public offering, the recipients had access to information that would be included in a registration statement, took the shares for investment and not resale and the Company took appropriate measures to restrict transfer.

EXHIBITS

                                INDEX TO EXHIBITS
                                -----------------


EXHIBIT NO.       IDENTIFICATION OF EXHIBIT

      3.1(1)      Articles of Incorporation
      3.2(2)      Articles of Amendment to Articles of Incorporation
      3.3(3)      Articles of Amendment to Articles of Incorporation
      3.4(1)      Bylaws
      5.1(4)      Opinion and consent of David M. Loev, Attorney at Law re: the legality of the shares being registered
     10.1(4)      Securities Purchase Agreement dated August 31, 2004
     10.2(4)      Callable Secured Convertible Note with AJW Partners, LLC,
                  dated August 31, 2004
     10.3(4)      Callable Secured Convertible Note with AJW Offshore, Ltd., dated August 31, 2004
     10.4(4)      Callable Secured Convertible Note with AJW Qualified Partners,
                  LLC, dated August 31, 2004
     10.5(4)      Callable Secured Convertible Note with New Millennium Capital
                  Partners II, LLC, dated August 31, 2004
     10.6(4)      Stock Purchase Warrant with AJW Partners, LLC, dated
                  August 31, 2004
     10.7(4)      Stock Purchase Warrant with AJW Offshore, Ltd., dated
                  August 31, 2004
     10.8(4)      Stock Purchase Warrant with AJW Qualified Partners, LLC, dated
                  August 31, 2004
     10.9(4)      Stock Purchase Warrant with New Millennium Capital
                  Partners II, LLC, dated August 31, 2004
    10.10(4)      Registration Rights Agreement dated August 31, 2004
    10.11(4)      Security Agreement dated August 31, 2004
    10.12(4)      Intellectual Property Security Agreement dated August 31, 2004
    10.13(4)      Engagement Letter with Wayne F. Richardson
    10.14(4)      Guarantee and Pledge Agreement dated August 31, 2004
    10.15 (6)     Agreement and Plan of Acquisition with Abundant Nursing, Inc.
     23.1(4)      Consent of Clyde Bailey, P.C.
     23.2(5)      Consent of David M. Loev, Attorney at Law
                  (included in Exhibit 5.1)



(1) Filed as Exhibits 3(i) and 3(ii), respectively, to the registration statement on Form 10-SB12G filed on July 15, 2002, and incorporated herein by reference.
(2) Filed as Exhibit 3.1 to the report on Form 8-K filed on September 2, 2003, and incorporated herein by reference.
(3) Filed as Exhibit 3.1 to the report on Form 8-K filed on September 30, 2003, and incorporated herein by reference.
(4)  Filed herewith.
(5)  Contained in Exhibit 5.1.
(6)  Filed as Exhibit 2.1 to the Form 8-K filed on October 5, 2004.

UNDERTAKINGS

(a)  The undersigned registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement to:

          i. Include any prospectus required by Section 10(a)(3) of the Securities Act;

          ii. Reflect in the prospectus any facts or events which, individually or together, represent a fundamental change in the information in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement; and

          iii. Include any additional or changed material on the plan of distribution.

     (2) For determining any liability under the Securities Act, to treat each post-effective amendment as a new registration statement of the securities offered, and the offering of the securities at that time to be the initial bona fide offering.

     (3) To file a post-effective amendment to remove from registration any of the securities that remain unsold at the end of the offering.

     (4) For determining any liability under the Securities Act, to treat the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or (4), or 497(h) under the Securities Act as part of this registration statement as of the time the Commission declared it effective.

     (5) For determining any liability under the Securities Act, to treat each post-effective amendment that contains a form of prospectus as a new registration statement relating to the securities offered in the registration statement, and that offering of the securities at that time as the initial bona fide offering of those securities.

(b) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
                                   ----------

     In accordance with Requirements of the Securities Act of 1933, the registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form SB-2 and authorized this registration statement to be signed on its behalf by the undersigned, in the City of New York, State of New York on October 5, 2004.

                                   MT ULTIMATE HEALTHCARE CORP.


                                   By: /s/ MacDonald Tudeme
                                       --------------------
                                       MacDonald S. Tudeme
                                       Chief Executive Officer

     This registration statement has been signed by the following persons in the capacities and on the dates indicated:


Signature                              Title                    Date
---------                              -----                    ----



/s/ MacDonald S. Tudeme        Chief Executive Officer,       October 5, 2004
-----------------------        President, Treasurer, and
MacDonald S. Tudeme            Director



/s/ Wayne F. Richardson        Chief Financial Officer,       October 5, 2004
-----------------------        Principal Accounting Officer,
Wayne F. Richardson            and Director



/s/ Marguerite M. Tudeme       Secretary and Director         October 5, 2004
------------------------
Marguerite M. Tudeme

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